    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             eROOM TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7372                                    04-3319257
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                            ------------------------

                               725 CONCORD AVENUE
                              CAMBRIDGE, MA 02138
                                 (617) 497-6300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JEFFREY R. BEIR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             EROOM TECHNOLOGY, INC.
                               725 CONCORD AVENUE
                              CAMBRIDGE, MA 02138
                                 (617) 497-6300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           WILLIAM J. SCHNOOR, JR., ESQ.                            PETER B. TARR, ESQ.
             BRIAN D. GOLDSTEIN, ESQ.                            RICHARD G. COSTELLO, ESQ.
               JEFFREY M. HELD, ESQ.                                 HALE AND DORR LLP
          TESTA, HURWITZ & THIBEAULT, LLP                             60 STATE STREET
                  125 HIGH STREET                                    BOSTON, MA 02109
                 BOSTON, MA 02110                                     (617) 526-6000
                  (617) 248-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
                 TITLE OF SECURITIES                              AGGREGATE                        AMOUNT OF
                  TO BE REGISTERED                         OFFERING PRICE(1)(2)(3)             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share                           $70,000,000                        $18,480
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares of common stock being registered and the proposed maximum offering price per share are not included in this table.

(2) Includes shares of common stock that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2000
PROSPECTUS                                                                  LOGO

                                  [EROOM LOGO]

                                           Shares
                                  Common Stock

--------------------------------------------------------------------------------
This is an initial public offering of shares of common stock of eRoom
Technology, Inc. We are offering                 shares in this offering. No
public market currently exists for our common stock. We anticipate that the
initial public offering price will be between $     and $     per share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "ERMT."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.
--------------------------------------------------------------------------------

                                                       PER SHARE           TOTAL
Public offering price                                   $               $
Underwriting discounts and commissions                  $               $
Proceeds, before expenses, to us                        $               $

The underwriters have an option to purchase                 additional shares of
common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotments of shares at any time until 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC                                              SG COWEN
                                 WIT SOUNDVIEW

The date of this prospectus is              , 2000.

                              [INSIDE FRONT COVER]

     [A graphic depiction of the eRoom digital workplace being used for collaboration by an organization's employees, customers, contract manufacturers, clients, suppliers and other business partners. The center of the picture is a suspended platform with buildings, people and a billboard sign on it. On the billboard sign is the eRoom Technology logo. On the lower perimeter of the platform are the phrases "Digital Workplace", "Notification", "Collaboration", "Workflow", "Document Management", "Calendar", "Self-Service Usage", "Security and Access Control", "Real-Time", "Application Templates" and "Database."

     Surrounding the suspended platform are six suspended platforms, with elipses drawn to the central platform, separately depicting the following, beginning at the top of the page and continuing clockwise: (1) people with the word "Employees" underneath it, (2) buildings with the words "Business Partners" underneath it, (3) people with the word "Customers" underneath it, (4) buildings with the word "Suppliers" underneath it, (5) people with the word "Clients" underneath it and (6) buildings with the words "Contract Manufacturers" underneath it.


     The eRoom Technology logo also appears at the bottom right corner of the page.]

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    5
Cautionary Note Regarding
  Forward-Looking Statements.........   17
Use of Proceeds......................   18
Dividend Policy......................   18
Capitalization.......................   19
Dilution.............................   20
Selected Consolidated Financial
  Data...............................   21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   23
Business.............................   33

                                       PAGE
                                       ----
Management...........................   47
Related Party Transactions...........   56
Principal Stockholders...............   59
Description of Capital Stock.........   61
Shares Eligible for Future Sale......   65
Underwriting.........................   68
Legal Matters........................   71
Experts..............................   71
Where You Can Find More
  Information........................   71
Index to Consolidated Financial
  Statements.........................  F-1

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     We own or have rights in tradenames, common law marks and registered trademarks that we use in connection with the sale of our products and services. Our registered trademarks and service marks include EROOM (in the U.S. and the European Community). We have applied for registration of trademarks and service marks including our eMan logo (in the U.S. and the European Community). All other trademarks, service marks, logos and tradenames appearing in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and the accompanying notes, before making an investment decision.

                                  OUR COMPANY

     eRoom Technology is a leading provider of Internet-based software applications and services that enable organizations to collaborate with their extended enterprise of employees, customers, suppliers and other partners. Our solution allows organizations to quickly assemble a project team from multiple locations across enterprises and manage the collaborative activities that support their complex and rapidly changing projects and processes. Our customers use our eRoom software for a variety of projects, including designing and developing products, bringing new products to market, establishing and coordinating activities across the supply chain, coordinating sales and support efforts and managing consulting engagements from proposal through completion.

     As competition has become more global and enterprises have increasingly become more geographically distributed, companies are recognizing the benefits of the Internet to minimize the barriers of time and distance. Further, as companies increasingly use outside parties to perform services for them and create alliances with business partners, they are seeking an efficient way to manage the collaboration necessary among the members of their extended enterprise. Additionally, business processes have become more varied, complex and difficult to manage due in part to rapidly changing customer requirements, heightened demand for highly customized products and significantly shortened product life cycles. These processes require a broad range of collaborative activities among the members of the extended enterprise, including project tracking, document sharing, discussion and conferencing.

     Many companies have attempted to meet these challenges with internally-developed solutions and existing off-the-shelf applications. These offerings fail because they can be difficult to deploy and integrate across enterprises, do not offer the flexibility to manage varied projects and processes and do not take full advantage of the Internet to enable extended enterprise collaboration. Companies require an Internet-based, cost-effective, highly scalable, easily integrated solution to address their collaborative process needs.

     The eRoom digital workplace is a comprehensive, integrated, Internet-based software application that includes a variety of collaborative capabilities, such as project tracking, document management, workflow management, security and access control and change notification. A digital workplace is a secure, collaborative website that allows project teams to create, store and manage project content and communications for a wide range of business projects. Once the digital workplace has been set up, project team members can quickly and easily create and define the layout of their workplace, add team members and specify security rules for who can view and edit content. We believe that the eRoom digital workplace provides the following benefits to our customers:

     - provides a comprehensive, flexible solution for business collaboration;

     - is easily used and rapidly deployed;

     - creates efficiencies throughout the extended enterprise;

     - improves utilization of personnel and leverages expertise; and

     - strengthens relationships among employees, customers, suppliers and other partners.

     Our goal is to be the leading provider of Internet-based applications and services for business collaboration among the members of an organization's extended enterprise. Key elements of our strategy to achieve this goal include:

     - increasing our user base within existing customer accounts;

     - leveraging the network effect to expand our customer base;

     - pursuing targeted vertical markets;

     - launching eRoom.net, our hosted service offering;

     - expanding our technology leadership and extending the eRoom digital workplace functionality; and

     - developing and strengthening our business alliances.

     We market and sell our products and services through our direct sales force and indirect channels, including systems integrators and other business partners. We target organizations that require collaboration among the members of their extended enterprises. We have over 350 customers, including A.T. Kearney, Deloitte & Touche, EDS, Ford, Hewlett-Packard, Intel, Johnson & Johnson, Ketchum, KPMG, Palm, Pfizer and Solectron.

                               RECENT DEVELOPMENT

     In July 2000, we sold 1,052,633 shares of our series D redeemable convertible preferred stock to some of our existing stockholders and two new investors, Brinson Partners and Haebler Capital, at a price of $10.45 per share, for gross proceeds of $11.0 million. We had previously sold 956,938 shares of our series D stock to Ford Motor Company for gross proceeds of $10.0 million.

                             CORPORATE INFORMATION

     Our principal executive office is located at 725 Concord Avenue, Cambridge, Massachusetts 02138 and our telephone number is (617) 497-6300. Our website address is www.eroom.com. Information on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by eRoom
  Technology........................                  shares

Common stock to be outstanding after
the offering........................                  shares

Use of proceeds.....................     For working capital and other general
                                         corporate purposes, including sales and
                                         marketing expenses, research and
                                         development expenses and capital
                                         expenditures. See "Use of Proceeds."

Proposed Nasdaq National Market
  Symbol............................     ERMT

     The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at August 31, 2000. This number excludes 2,878,279 shares of our common stock issuable upon exercise of outstanding options at August 31, 2000 at an average exercise price of $1.68 per share, and an additional 3,461,566 shares of our common stock reserved for issuance pursuant to future stock option grants, awards and purchases under our equity compensation plans at August 31, 2000.
                           -------------------------

     Except where we state otherwise, the information we present in this prospectus reflects:

     - the assumed conversion of our outstanding preferred stock into common stock upon completion of this offering;

     - amendments to our certificate of incorporation and by-laws effective upon completion of this offering; and

     - no exercise of the underwriters' option to purchase additional shares in the offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary consolidated financial data is derived from our consolidated financial statements included at the back of this prospectus. You should also read "Use of Proceeds" and "Capitalization." The pro forma information gives effect to the assumed conversion of all outstanding shares of series A, series B, series B-1 and series C redeemable convertible preferred stock and 956,938 shares of our series D redeemable convertible preferred stock sold in April 2000 into an aggregate of 11,859,921 shares of common stock. The pro forma as adjusted consolidated balance sheet data also reflects our sale of shares of common stock at an assumed initial public offering
price of $     per share, after deducting the underwriting discounts and
commissions and estimated offering expenses. None of the data reflects the sale of 1,052,633 shares of our series D redeemable convertible preferred stock for $10.45 per share in July 2000.

                                                                         SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           JUNE 30,
                                         ----------------------------   ------------------
                                          1997      1998       1999      1999       2000
                                         -------   -------   --------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenue..........................  $    10   $   826   $  3,588   $ 1,274   $  4,990
Loss from operations...................   (4,177)   (6,499)   (10,129)   (4,478)   (14,503)
Net loss...............................   (4,037)   (6,298)    (9,842)   (4,429)   (14,116)
Basic and diluted net loss per share...  $ (3.63)  $ (3.60)  $  (3.89)  $ (1.92)  $  (3.52)
Basic and diluted weighted average
  common shares outstanding............    1,112     1,749      2,531     2,302      4,012
Pro forma basic and diluted net loss
  per share............................                      $  (0.84)            $  (0.74)
Pro forma basic and diluted weighted
  average common shares outstanding....                        11,753               18,980

                                                                  JUNE 30, 2000
                                                       ------------------------------------
                                                                                 PRO FORMA
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                       --------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....  $ 15,417    $ 15,417
Working capital......................................     8,355       8,355
Total assets.........................................    24,871      24,871
Redeemable convertible preferred stock...............    39,302          --
Total stockholders' equity (deficit).................   (32,103)      7,199

                                  RISK FACTORS

     Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, revenue, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

     We have a limited operating history upon which you can evaluate our business. We were formed in July 1996, shipped our first product in October 1997 and recognized our first revenue in November 1997. As a result, we will encounter the challenges, risks, difficulties and uncertainties frequently encountered by early stage companies using new and unproven business models in new and rapidly evolving markets. Some of these challenges relate to our ability to:

     - expand our customer base;

     - increase licenses of our software products to existing customers;

     - commercially launch eRoom.net, our hosted, subscription-based service for our customers who want to outsource their collaboration needs;

     - adapt to meet changes in our markets, customer demands and competitive and regulatory developments; and

     - continue to update our technology to enhance the features and functionality of our software products and services to address the collaboration capabilities our customers require in their business processes.

     We cannot be certain that our business strategy will be successful or that we will successfully address these and other challenges, risks and uncertainties.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL NET LOSSES IN THE FUTURE.

     Since inception, we have incurred significant losses. We incurred net losses of $9.8 million for 1999 and $14.1 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $35.3 million. Since inception, our operating and investing activities have used more cash than they have generated. We expect operating losses and negative cash flow to continue for the foreseeable future. Our losses may increase from current levels because we expect to continue to incur significant costs and expenses related to:

     - product development;

     - new product and services offerings, including the anticipated commercial launch of our eRoom.net hosted service offering;

     - hiring of additional sales, marketing and service personnel to accelerate the adoption of our products and services within existing customer organizations and with new customers;

     - testing our products within specific customer information technology infrastructures;

     - eRoom brand development and promotion; and

     - expanding our facilities.

     In the future we may not achieve sufficient revenue to become profitable. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

WE EXPECT TO DEPEND ON SALES OF OUR eROOM PRODUCT FOR SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE.

     Our eRoom software product and related maintenance and support services have accounted for all of our revenue to date. We anticipate that revenue from eRoom and related maintenance and support services will continue to constitute all of our revenue for the foreseeable future. Consequently, any decline in the demand for our product, or its failure to achieve broad market acceptance, would seriously harm our business.

THE UNPREDICTABILITY OF OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our quarterly revenue and operating results have varied significantly in the past and are likely to fluctuate in the future, making it difficult to predict our future performance. These quarterly variations result from a number of factors, many of which are outside of our control. We do not believe that period-to-period comparisons of our revenue and results of operations are necessarily meaningful and you should not rely upon these comparisons as indicators of our future performance.

     Factors that may cause our revenue or results of operations to fluctuate include:

     - demand for our products and services;

     - the timing of sales of our products and services, particularly enterprise-wide sales;

     - unexpected delays in introducing new products, product enhancements and services, including version 5.0 of our eRoom product and our eRoom.net service offering;

     - increased expenses, whether related to selling and marketing, product development or administration;

     - changes in the evolving market for business collaboration solutions;

     - the mix of revenue derived from licenses of eRoom and revenue derived from eRoom.net;

     - the mix of our software product license revenue and renewal maintenance and support revenue;

     - the mix of domestic and international sales; and

     - costs related to possible acquisitions of technologies or businesses.

     The difficulty in predicting our future performance will likely cause our revenue and results of operations to fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

THE MARKET FOR BUSINESS COLLABORATION SOFTWARE SOLUTIONS IS NEW, RAPIDLY EVOLVING AND DEPENDS ON ADOPTION OF INTERNET SOLUTIONS BY COMPANIES. THEREFORE, THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN AND OUR BUSINESS WILL SUFFER IF COMPANIES DO NOT ACCEPT BUSINESS COLLABORATION SOLUTIONS.

     The market for business collaboration software solutions like our products and services is new and rapidly evolving. If the market for business collaboration solutions does not grow at the rate we expect, our future revenue growth will be limited. As is typical for new and rapidly evolving industries, customer demand for recently introduced business collaboration products and services is highly uncertain. In addition, business collaboration over the Internet in general is a new and emerging business practice that remains largely untested in the marketplace. Growth in the demand for our products and services depends on the adoption of Internet solutions by companies in general, which requires the acceptance of a new way of conducting business. Our business would suffer substantially if companies do not adopt business collaboration solutions or perceive them to be ineffective.

WE DEPEND TO A LARGE DEGREE ON ADDITIONAL SALES TO OUR EXISTING CUSTOMERS.

     Customers typically place limited initial orders that allow them to evaluate our eRoom digital workplace on an individual project basis. Our success will depend to a large degree on our ability to make significant follow-on sales to our existing customers. We also seek to encourage our customers to adopt our product on an enterprise-wide basis. Enterprise-wide purchases typically require a commitment to eRoom as an organization's collaboration solution, additional approvals and significant capital expenditures. We cannot be sure that initial sales of our eRoom solution will lead to follow-on sales or that our customers will adopt our solution on an enterprise-wide basis.

OUR LONG SALES CYCLE FOR ENTERPRISE-WIDE SALES MAY MAKE IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS.

     Recently, some of our customers have decided to adopt our solution as a standard in their organizations or for large-scale deployment. Our long sales cycle for these large-scale deployments makes it difficult to predict when these sales may occur, and we may not be able to sustain these sales on a predictable basis. The sales cycle for sales to companies that standardize on our eRoom solution is generally much longer than our other sales and typically lasts between six and twelve months.

     We have a long sales cycle for these enterprise sales because:

     - our sales force generally needs to explain and demonstrate the benefits of a large-scale deployment of our solution to potential and existing customers prior to sale;

     - our service personnel typically spend a significant amount of time assisting potential customers in their testing and evaluation of our solution;

     - our customers are typically medium and larger-size companies that carefully research their information technology needs and the many potential solutions prior to making capital expenditures for software infrastructure; and

     - before making a purchase, our potential customers usually must get approvals from various levels of decision makers within their organizations, and this process can be lengthy.

     Our long sales cycle for these large-scale deployment sales may make it difficult to predict the quarter in which sales may occur. Delays in sales could cause significant variability in our revenue and operating results for any particular period.

IF OUR PRODUCTS CANNOT SCALE TO HANDLE AND SUPPORT EROOM DIGITAL WORKPLACES DEPLOYED ON AN ENTERPRISE-WIDE BASIS BY OUR CUSTOMERS AND INTEGRATE WITH THEIR EXISTING INFORMATION TECHNOLOGY INFRASTRUCTURE, OUR BUSINESS WILL LIKELY BE SIGNIFICANTLY NEGATIVELY EFFECTED.

     We have designed the eRoom solution to handle many concurrent users when deployed throughout an enterprise. eRoom, however, is unproven as a solution for large-scale deployments. We have only recently begun to deploy large-scale implementations of our software applications, none of which has been in operation at any customer site for any significant period of time. If eRoom does not perform adequately in large-scale implementations, we may lose customer sales, which would result in decreased revenue.

     In addition, we depend on our customers to ensure that their technology infrastructures, including internal and third-party server computers, can support the implementation of our product throughout their organizations. If customers experience technical difficulties, capacity constraints, interoperability problems or unanticipated disruptions, our customers and potential customers will likely not seek to adopt our eRoom solution on a large-scale basis and our business will suffer materially.

     Further, our solution must integrate with many existing computer systems and software programs used by our customers. This integration can be complex, time-consuming and expensive, and can cause delays in the deployment of our products. Many of our customers will be facing these integration issues for the first time in the context of collaborating with supply chain partners. Customers could become dissatisfied with our products if implementations prove to be difficult, costly or time-consuming.

THE GROWTH OF OUR REVENUE WILL SUFFER IF WE DO NOT INCREASE THE NUMBER OF OUR SALES PERSONNEL.

     Our ability to generate revenue through licenses of our product would be adversely affected if we do not develop and maintain a productive sales force. As of June 30, 2000, our direct sales force consisted of only 30 members, many of whom have recently joined us. We need to increase the size of our sales force to accelerate our revenue growth. We cannot assure you that we will be successful in attracting and retaining additional sales personnel due to the intense competition for software salespersons. Typically, new sales personnel require six to twelve months to become productive.

THE COMMERCIAL LAUNCH OF OUR eROOM.NET SERVICE OFFERING MAY NOT OCCUR OR MAY NOT BE SUCCESSFUL; AND, IF SUCCESSFUL, MAY DIVERT REVENUE FROM OUR EXISTING PRODUCT LICENSE BUSINESS.

     Within the next two quarters, we intend to commercially launch eRoom.net, a solution for our customers who want to outsource the hosting of their eRoom digital workplaces. This offering is currently being tested by customers and is under continued development. Any delay in launching eRoom.net commercially may have a negative effect on our revenue and results of operations. In addition, even if we launch it commercially, our customers may not choose to use eRoom.net as their business collaboration solution for a variety of reasons, including:

     - the actual or perceived reduction in security protections of a solution hosted on a third-party server;

     - the actual or perceived reduction in control over the operation of their digital workplaces and their contents, and the possible reluctance to be dependent on a third party to host confidential information and important infrastructure and to perform basic support and other functions; and

     - the possible inability of eRoom.net to be able to support many users in an enterprise-wide environment.

     Although we expect to derive a significant portion of our future revenue from our eRoom.net subscription offering, we have not yet commercially introduced it and we do not have a proven pricing, expense and revenue model for it. eRoom.net may not be commercially viable if our pricing, expense and revenue model is not acceptable to our customers. This would seriously harm our business, particularly if the failure of eRoom.net to achieve market acceptance negatively affects sales of our other products and services. In addition, if our customers adopt the eRoom.net offering, we may experience a decline in the growth of our existing product license business.

IF eROOM.NET IS NOT ABLE TO BE DEPLOYED ON A LARGE-SCALE BASIS, IT WILL LIKELY HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR BUSINESS.

     eRoom.net will require us to support our customers' digital workplaces on server computers maintained by third parties. The performance of these server computers will be critical to our business and reputation and to our ability to host digital workplaces for our eRoom.net customers. While we believe that the technology infrastructure of our third-party vendors is capable of handling anticipated demand for eRoom.net, we cannot be sure that they will, in fact, have the system capacity to support enterprise-wide uses of eRoom.net. If third-party server computers cannot cope with increased demand or fail to perform, we could experience:

     - unanticipated disruptions in the eRoom.net offering;

     - slower response time; or

     - decreased customer satisfaction.

     If the number of users of our eRoom.net offering increases substantially, we will need to significantly expand the number of server computers that host eRoom.net and develop relationships with additional third-party providers. We do not know whether we will be able to accurately project the rate or timing of these increases, or expand our vendor relationships to accommodate these increases in a timely manner.

THE GROWTH OF OUR REVENUE WILL SUFFER IF WE DO NOT INCREASE OUR INDIRECT DISTRIBUTION CHANNELS FOR OUR PRODUCT.

     To be successful, we must expand our relationships with systems integrators and resellers. We currently have relationships with domestic and international systems integrators and resellers that market and resell our eRoom software as a stand-alone product or integrated into a larger solution. We plan to increase our indirect selling efforts by building relationships with providers of complementary products and services, including independent software vendors and business-to-business industry-specific portals. We cannot assure you that will we be able to enter into additional relationships to support the sale of our product. In addition, our existing or future business partners may choose to devote greater resources to marketing and supporting competitive products. Our inability to increase our number of indirect partners may slow our revenue growth.

OUR EFFORTS TO EXPAND SALES OF OUR eROOM PRODUCT TO OTHER MARKETS MAY NOT
SUCCEED.

     We have historically focused our marketing efforts primarily on companies in the consulting and high technology markets. We intend to increase our marketing efforts to customers in additional markets. We have little experience marketing to companies in these additional markets. Our inability to achieve acceptance of our product in these industries could slow our revenue growth and adversely affect our results of operations.

WE MAY NOT BE ABLE TO LEVERAGE CUSTOMER REFERENCES TO EXPAND OUR CUSTOMER BASE.

     Our failure to expand our customer base through customer references will negatively affect our results of operations. If our customers adopt eRoom throughout their organizations, we believe they will introduce eRoom to their customers, suppliers and other partners. We cannot be sure that our existing customers will encourage members of their extended enterprises to use and adopt eRoom due to security concerns or other reasons. While we direct our sales and marketing efforts to these new users, we cannot be sure that they will adopt eRoom as their own solution.

WE FACE SIGNIFICANT COMPETITION AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The business collaboration software market is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. We compete against a variety of software and services vendors with respect to different aspects of our collaboration solution.

     We currently face competition from:

     - in-house development efforts by potential customers or partners; and

     - developers of general purpose groupware, knowledge management and document management software, including Documentum, the Lotus division of IBM, Microsoft and OpenText, that offer collaborative capabilities as part of their offerings.

     In the future, we may face competition from companies that provide specific collaborative functionality, including document sharing, conferencing, project management and resource management. We also may face competition from developers of industry-specific collaborative solutions, such as for the professional services or manufacturing industries. We also may face competition from vendors of supply chain, customer relationship management and product data management applications that could expand their offerings to address the market for flexible collaboration solutions.

     Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the functionality of their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to maintain our competitive position against current and potential competitors, especially those that have significantly greater financial, marketing, service, technical and other resources than we do, and therefore may be able to respond more quickly to changing customer requirements, evolving technologies or business opportunities. In addition, if companies, such as Microsoft, decide to bundle collaborative functionality comparable to our eRoom solution into their product offerings, demand for our offerings might be substantially reduced and our business would likely be significantly harmed.

     In addition, the entry of new competitors or alliances into our market could reduce our sales, require us to lower our prices, or both. Many of these factors are outside our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

IF WE ARE NOT SUCCESSFUL IN HIRING AND RETAINING SKILLED PERSONNEL, OUR BUSINESS WILL SUFFER.

     Qualified personnel are in great demand throughout the software and Internet industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly software engineers, sales and marketing personnel and other senior personnel. As of June 30, 2000, we had 173 employees. We intend to increase our employee headcount significantly over the next twelve months, particularly software engineers and sales, marketing and service personnel. If we fail to attract and retain the highly trained personnel that are integral to our direct sales and product development teams, the rate at which we can generate sales and develop new products or product enhancements may be limited.

WE ARE DEPENDENT ON THE SERVICES AND SKILLS OF OUR CHIEF EXECUTIVE OFFICER, CHIEF TECHNOLOGY OFFICER, CHIEF FINANCIAL OFFICER AND SENIOR VICE PRESIDENT OF FIELD OPERATIONS, AND IF WE LOSE THE SERVICES OF ANY OF THOSE EMPLOYEES OUR BUSINESS IS LIKELY TO SUFFER.

     Our future success depends to a significant degree on the skill, experience and efforts of Jeffrey R. Beir, our chief executive officer, R. Pito Salas, our chief technology officer, Robert L. Lentz, our chief financial officer and Ralph Breslauer, our senior vice president of field operations. The loss of any of these members of our management team may have a negative effect on our business.

OUR RAPID GROWTH IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES, AND OUR BUSINESS WILL SUFFER IF WE FAIL TO MANAGE OUR GROWTH PROPERLY.

     We have rapidly expanded our revenue and operations recently, which has placed a significant strain on our resources. From July 1, 1999 to June 30, 2000, the number of our employees increased from 66 to 173. The rapid rate of our recent growth has made management of our operations more difficult. We expect our anticipated growth will further strain our management, operational and financial resources. To manage future growth effectively, we must:

     - improve existing and implement new management, information, operational and financial systems, procedures and controls;

     - integrate senior management personnel;

     - hire, train, motivate and retain qualified technical and sales personnel; and

     - manage relationships with our customers, suppliers and other business partners.

     We may not be able to install and implement additional management, information, operational and financial systems, procedures and controls in an efficient and timely manner to support our future operations. The difficulties associated with installing and implementing these new systems, procedures and controls may place a significant burden on our management and our internal resources. Any delay in the implementation of, or any disruption in the transition to, new or enhanced systems, procedures or controls could adversely affect our ability to accurately forecast sales demand, manage our partner relationships and record and report financial and management information on a timely and accurate basis.

     Integrating new senior hires is also important to our future success. Our senior vice president of field operations, Ralph Breslauer, joined us in July 2000 and has not previously worked with other members of our senior management team.

IF WE DO NOT ENHANCE OUR EROOM SOLUTION AND INTRODUCE NEW PRODUCTS, WE MAY NOT BE SUCCESSFUL.

     If we are unable to enhance our products and services and introduce new ones on a timely basis, we may lose market share and customers or experience difficulty obtaining new customers. We will need to develop or acquire significant enhancements to our existing technology. Enhancing and introducing new technology into our products and services will involve significant expenses as well as numerous technical challenges and substantial personnel resources, and may take many months to complete. We cannot assure you that we will be successful at enhancing our products and services or introducing new ones on a timely basis. In addition, we cannot assure you that, once completed, any additional features will function as expected or that they will achieve market acceptance.

IF CUSTOMERS EXPERIENCE SECURITY BREACHES WHILE USING OUR PRODUCT, OUR SOLUTION MAY BE PERCEIVED BY POTENTIAL CUSTOMERS AS NOT SECURE AND OUR BUSINESS MAY SUFFER.

     Our customers use our eRoom digital workplace for their important business projects. Users collaborate and exchange confidential and proprietary information in the eRoom workplace. Although we have included security features and options in our product, customers may not choose to use them and these features may not be adequate or effective in preventing unauthorized third parties from accessing our customers' digital workplaces over the Internet. In addition, the Internet, as a shared and open access system linking computers around the world, is inherently less secure than internal information systems with protections from outsiders. If the security of our customers' eRoom workplaces is breached by unauthorized third parties, our customers' information will not be protected and may be damaged, lost or altered. In this case, our customers may choose to stop using our product and our solution may be perceived by potential customers not to be secure. As a result, our business may suffer.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS FAIL TO PERFORM
PROPERLY.

     Software products as complex as ours may contain undetected errors, or bugs, which result in product failures, or otherwise fail to perform in accordance with customer expectations. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Internet technologies and the stress that may be placed on our products by the full deployment of our products over the Internet to thousands of users. Product performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation. From time to time we have identified errors in versions of our eRoom product after commercial introduction. We have not experienced any material product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time-consuming and costly.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS AND PLANS FOR EXPANSION.

     We intend to expand our international operations and sales and marketing efforts. We have, however, limited experience in international markets. We cannot be sure that our international expansion will be successful. In addition, our international operations are subject to inherent risks, including:

     - the need to comply with the laws and regulations of different countries;

     - difficulties in enforcing contractual obligations and intellectual property rights in some countries;

     - difficulties and costs of staffing and managing foreign operations;

     - fluctuations in currency exchange rates and the imposition of exchange or price controls or other restrictions on the conversion of foreign currencies;

     - difficulties in collecting international accounts receivable and the existence of potentially longer payment cycles;

     - language and cultural differences;

     - potentially adverse taxation issues; and

     - local economic conditions in foreign markets.

WE ARE DEPENDENT ON A SINGLE THIRD-PARTY PROVIDER TO HOST OUR INTERNAL SYSTEMS, TRIAL PRODUCTS AND, WHEN LAUNCHED, eRoom.net.

     Currently, we use a third-party provider to host our internal infrastructure and systems, trial versions of our eRoom product and, when launched, eRoom.net, our hosted offering, at an offsite data center. Our third-party provider maintains a back-up site and generally backs-up all data on an hourly basis. We depend on this single-site infrastructure and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in use of our product and our services.

     Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that could occur. In the past we have experienced temporary outages. These outages were due to temporary malfunctions. To date, these outages have resulted in our servers being temporarily unavailable to users for periods of several minutes to several hours. Any systems failure that causes an interruption in service or a decrease in responsiveness of our Internet-based services, if sustained or repeated, could harm our reputation.

LOSS OF ACCESS TO THIRD-PARTY TECHNOLOGY USED IN OUR PRODUCTS COULD DELAY DEVELOPMENT OF NEW PRODUCTS OR PRODUCT ENHANCEMENTS.

     We incorporate into our products technology licensed from third parties. For example, we have designed our eRoom product to include Sybase's Adaptive Server Anywhere database. The loss of access to this technology could result in delays in the development and introduction of new products or enhancements to existing products, until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible. These delays could harm our business, revenue, operating results and financial condition. It is possible that technology from others will not be available to us on commercially reasonable terms, if at all.

WE DEPEND ON THE INTERNET AND THE CONTINUED DEVELOPMENT AND MAINTENANCE OF ITS INFRASTRUCTURE.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased number of users and traffic. This will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products, including high-speed modems, for providing reliable Internet access and services.

     The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face outages and delays in the future. Outages and delays are likely to affect the level of Internet usage generally. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation or taxation. The adoption of new standards or government regulation may, however, require us to incur substantial compliance costs.

WE HAVE NO EXPERIENCE ACQUIRING COMPANIES, AND ANY ACQUISITIONS WE UNDERTAKE COULD LIMIT OUR ABILITY TO MAINTAIN OUR BUSINESS, RESULT IN ADVERSE ACCOUNTING TREATMENT AND BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS.

     To remain competitive, we may acquire or invest in additional businesses, products or technologies. We have no experience in acquiring businesses or complementary technologies. Acquisitions, in general, involve numerous risks, including:

     - diversion of our management's attention;

     - amortization of substantial goodwill, adversely affecting our reported results of operations;

     - inability to retain the management, key personnel and other employees of the acquired business;

     - inability to assimilate the operations, products, technologies and information systems of the acquired business with our business; and

     - inability to retain the acquired company's customers, suppliers and other partners.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE COULD BE AT A COMPETITIVE DISADVANTAGE.

     We regard copyrights, service marks, trademarks, trade secrets, patents and similar intellectual property as important to our business. We believe that our success depends, in large part, on protecting our intellectual property in the United States and in foreign countries by:

     - preserving our trade secrets and trademarks;

     - operating without infringing the patents and intellectual property rights of others; and

     - requiring that each employee, consultant or advisor sign a confidentiality agreement to prevent the unauthorized use or disclosure of confidential information.

The protective steps we have taken may be inadequate to deter misappropriation of our intellectual property and proprietary information. A third party could obtain our proprietary information or develop products or technology competitive with ours. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful.

     We have applied for three U.S. patents. With respect to one of these applications, we have received a notice of allowability. We cannot assure you that the other two applications will be approved, that any patents that may issue from any of the three applications will protect our intellectual property or that any issued patents will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technologies or design around any patents that may be issued. It is possible that any patent issued to us may not provide any competitive advantages, that we may not develop future proprietary products or technologies that are patentable, and that the patents of others may seriously limit our ability to do business. In this regard, we have not performed any comprehensive analysis of patents of others that may limit our ability to do business.

IF THIRD PARTIES CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE REQUIRED TO PAY DAMAGES OR REDESIGN OUR PRODUCT. IN THESE CASES, OUR BUSINESS MAY BE HARMED.

     If others claim, or if we were to discover, that we violated third-party intellectual property rights, there can be no assurance that we would be able to re-engineer our product or to obtain a license on commercially reasonable terms, if at all, to continue offering our product. We do not conduct comprehensive patent searches to determine whether the technology used in our eRoom solution infringes patents held by third parties. We cannot be sure that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any claims and any resulting litigation, should they occur, could subject us to significant liability for damages and could result in invalidation of our intellectual property rights. Even if we eventually won litigation concerning our intellectual property, it could be time-consuming and expensive to defend, and could result in the diversion of our management's time and attention.

IF WE DO NOT GENERATE CASH SUFFICIENT TO FUND OUR OPERATIONS, WE MAY NEED ADDITIONAL FINANCING TO CONTINUE OUR OPERATIONS OR OUR GROWTH MAY BE LIMITED.

     We require substantial working capital to fund the anticipated growth of our business. Since inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We believe that existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for planned expansion for at least the next 12 months. However, we may need to raise additional funds in the next 12 months or in the future to support more rapid expansion of our sales and service personnel, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If we raise additional funds through the issuance of equity or debt securities, these securities may have rights senior to those of our stockholders, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required or at all.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

     The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, the price you will pay was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters.

OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY BECAUSE OF THE INDUSTRY THAT WE ARE IN.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. These broad market fluctuations could adversely affect the market price of our common stock.

OUR STOCK PRICE COULD FALL AS A RESULT OF FUTURE SALES OF OUR STOCK, WHICH COULD LIMIT OUR ABILITY TO RAISE CAPITAL AND UNDERTAKE ACQUISITIONS.

     Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of our common stock. Sales could potentially introduce a large number of sellers of our common stock into a market in which the common stock price is already volatile, thus driving our common stock price down. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities and undertake acquisitions through the issuance of additional equity securities.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL EXERCISE SIGNIFICANT CONTROL OVER US, WHICH COULD DELAY OR PREVENT SOMEONE FROM ACQUIRING OR MERGING WITH US.

     After this offering, our executive officers, directors and entities
affiliated with them will control approximately      % of our common stock. As a
result, these stockholders, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may also delay, prevent or deter a change in our control, may make some transactions more difficult or impossible to complete without the support of these stockholders, and might reduce the market price of our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

     Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by:

     - authorizing the issuance of "blank check" preferred stock;

     - prohibiting cumulative voting in the election of directors;

     - limiting the persons who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings.

     Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For a detailed description of the anti-takeover provisions in our charter documents, please turn to the sections titled "Description of Capital
Stock -- Delaware Anti-Takeover Provisions" and "-- Charter and By-laws Anti-Takeover Provisions."

WE HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND WE HAVE NOT IDENTIFIED THE SPECIFIC USES OF THESE FUNDS.

     We currently intend to use the proceeds from this offering for general corporate purposes, including working capital. We may also use a portion of the proceeds to expand our business through strategic alliances and acquisitions. We have not yet determined the amount of net proceeds to be used for any specific purpose. As a result, you will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds from this offering. We cannot assure you that the proceeds will be invested to yield a favorable return.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

     If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options to purchase common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology including "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the common stock in this offering will be $ million after deducting underwriting discounts and commissions and estimated offering expenses and assuming an initial public
offering price of $     per share. If the underwriters' over-allotment option is
exercised in full, we estimate that the net proceeds will be $  million.

     We intend to use the net proceeds from the offering for working capital and other general corporate purposes, including sales and marketing expenses, research and development expenses and capital expenditures. We may use a portion of the net proceeds for acquisitions of businesses, products or technologies complementary to our business. From time to time we evaluate possible acquisitions, although we currently have no commitments or agreements to make any acquisitions. We cannot assure you that we will make any acquisitions in the future or that any acquisitions we do make will be successful. Pending the foregoing uses, we intend to invest the net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments, repurchase agreements or high-grade corporate notes.

                                DIVIDEND POLICY

     Since January 1, 1998, we have not declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends. Future dividends, if any, will be determined by our board of directors. In addition, the terms of our lines of credit with Fleet Bank discussed elsewhere in this prospectus restrict our ability to pay cash dividends on our capital stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 on an actual, pro forma and pro forma as adjusted basis. The pro forma information gives effect to the assumed conversion of all outstanding shares of series A, series B, series B-1 and series C redeemable convertible preferred stock and 956,938 shares of our series D redeemable convertible preferred stock sold in April 2000 into 11,859,921 shares of common stock upon completion of this offering. The pro forma as adjusted information also reflects our sale of shares of common stock at an assumed initial public offering
price of $     per share, after deducting the underwriting discounts and
commissions and estimated offering expenses.

     The table below excludes:

     - 3,459,691 shares of common stock reserved for issuance under our 1996 stock plan as of June 30, 2000, of which 2,487,940 shares were subject to outstanding options; and

     - the sale of 1,052,633 shares of our series D redeemable convertible preferred stock for $10.45 per share in July 2000.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes and other financial data included elsewhere in this prospectus.

                                                                  JUNE 30, 2000
                                                     ----------------------------------------
                                                                                      PRO
                                                                                     FORMA
                                                                      PRO             AS
                                                      ACTUAL         FORMA         ADJUSTED
                                                     --------      ---------      -----------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Cash, cash equivalents and short-term
  investments......................................  $ 15,417      $ 15,417
                                                     ========      ========
Redeemable convertible preferred stock; $0.01 par
  value; 11,859,921 shares authorized, issued and
  outstanding, actual; no shares authorized, issued
  and outstanding, pro forma and pro forma as
  adjusted.........................................  $ 39,302      $     --
                                                     --------      --------
Stockholders' equity (deficit):
  Preferred stock; $0.01 par value; no shares
     authorized, issued and outstanding, actual and
     pro forma; 15,000,000 shares authorized, no
     shares issued and outstanding, pro forma as
     adjusted......................................        --            --
  Common stock; $0.01 par value; 60,000,000 shares
     authorized, actual and pro forma and
     95,000,000 shares authorized, pro forma as
     adjusted; 4,754,845 shares issued and
     outstanding, actual; 16,614,766 shares issued
     and outstanding, pro forma;      shares issued
     and outstanding, pro forma as adjusted........        48           166
  Additional paid-in capital.......................    14,526        53,710
  Deferred stock-based compensation................   (11,405)      (11,405)
  Accumulated deficit..............................   (35,272)      (35,272)
                                                     --------      --------
       Total stockholders' equity (deficit)........   (32,103)        7,199
                                                     --------      --------
       Total capitalization........................  $  7,199      $  7,199
                                                     ========      ========

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was $7.2 million, or $0.43 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by 16,614,766 shares of common stock after giving effect to the conversion of all shares of redeemable convertible preferred stock outstanding at June 30, 2000 into common stock. After giving effect to the issuance and sale of the shares of common stock currently being offered at an assumed initial
public offering price of $     per share, and after deducting underwriting
discounts and commissions and estimated offering expenses, the pro forma net
tangible book value as of June 30, 2000 would have been $          , or
$          per share. This represents an immediate increase in pro forma net
tangible book value of $          per share to existing stockholders, and an
immediate dilution of $          per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share......            $
  Pro forma net tangible book value per share at June
     30, 2000........................................  $ 0.43
  Increase in pro forma net tangible book value per
     share attributable to new investors.............
                                                       ------
Pro forma net tangible book value per share after
  this offering......................................
                                                                 --------
Dilution per share to new investors..................            $
                                                                 ========

     The following table summarizes, on a pro forma basis as of June 30, 2000, after giving effect to the conversion of all shares of redeemable convertible preferred stock outstanding as of June 30, 2000 into common stock, the differences between the number of shares of common stock issued by us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering at an assumed
initial public offering price of $     per share before deducting underwriting
discounts and commissions and estimated offering expenses:

                           SHARES PURCHASED         TOTAL CONSIDERATION         AVERAGE
                         ---------------------    -----------------------        PRICE
                           NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                         ----------    -------    ------------    -------    -------------
Existing
  stockholders.........  16,614,766          %    $ 39,984,450          %       $ 2.41
New investors..........
                         ----------     -----     ------------     -----
       Total...........                 100.0%    $                100.0%
                         ==========     =====     ============     =====

     If the underwriters exercise their option to purchase additional shares in this offering, the pro forma net tangible book value per share after the
offering would be $          per share, the increase in pro forma net tangible
book value per share to existing stockholders would be $     per share and the
dilution to new investors would be $     per share.

     The tables above assume no exercise of any stock options outstanding as of June 30, 2000. At June 30, 2000, there were 2,487,940 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.13 per share. To the extent these options had been exercised as of June 30, 2000, pro forma net tangible book value per share after this offering would be
$          and dilution per share to new investors would be $          . In
addition, in September 2000, our board of directors approved the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan. A total of 2,950,000 shares of common stock have been initially authorized for issuance under these stock plans. In addition, options granted under our 1996 stock plan prior to this offering that are subsequently returned to us because they did not vest or were not timely exercised may be regranted. To the extent the new options are exercised, new investors may experience further dilution. The tables above do not reflect the sale of 1,052,633 shares of our series D redeemable convertible preferred stock for $10.45 per share in July 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the selected consolidated financial data set forth on the next page along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The pro forma per share amounts reflect the assumed conversion of all outstanding redeemable convertible preferred stock into common stock. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from the consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception through December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 have been derived from the consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 are derived from unaudited interim consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for such periods. The historical results are not necessarily indicative of the operating results to be expected in the future. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for any other period or the entire year ending December 31, 2000.

                                      PERIOD FROM
                                       INCEPTION
                                    (JUNE 17, 1996)                                         SIX MONTHS ENDED
                                        THROUGH           YEAR ENDED DECEMBER 31,               JUNE 30,
                                     DECEMBER 31,      ------------------------------    ----------------------
                                         1996           1997       1998        1999       1999         2000
                                    ---------------    -------    -------    --------    -------    -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Product license.................      $    --        $    10    $   814    $  3,340    $ 1,215     $  4,530
  Services........................           --             --         12         248         59          460
                                        -------        -------    -------    --------    -------     --------
      Total revenue...............           --             10        826       3,588      1,274        4,990
                                        -------        -------    -------    --------    -------     --------
Operating expenses:
  Cost of product license revenue,
    exclusive of $0, $0, $0, $50,
    $7 and $71, respectively,
    reported below as stock-based
    compensation..................           --             28        257         620        222          827
  Cost of services revenue,
    exclusive of $0, $0, $0, $21,
    $2 and $58, respectively,
    reported below as stock-based
    compensation..................           --             --         26         189         45          386
  Research and development,
    exclusive of $0, $0, $7, $94,
    $27 and $294, respectively,
    reported below as stock-based
    compensation..................          566          2,015      2,351       3,010      1,439        4,072
  Sales and marketing, exclusive
    of $0, $0, $5, $228, $84 and
    $524, respectively, reported
    below as stock-based
    compensation..................          147          1,770      3,797       7,193      2,902       10,587
  General and administrative,
    exclusive of $0, $0, $10,
    $182, $83 and $565,
    respectively, reported below
    as stock-based compensation...          106            374        872       2,130        941        2,109
  Stock-based compensation
    expense.......................           --             --         22         575        203        1,512
                                        -------        -------    -------    --------    -------     --------
      Total operating expenses....          819          4,187      7,325      13,717      5,752       19,493
                                        -------        -------    -------    --------    -------     --------
Loss from operations..............         (819)        (4,177)    (6,499)    (10,129)    (4,478)     (14,503)
Interest income...................           54            162        210         288         49          387
Interest expense..................           (2)           (22)        (9)         (1)        --           --
                                        -------        -------    -------    --------    -------     --------
Net loss..........................      $  (767)       $(4,037)   $(6,298)   $ (9,842)   $(4,429)    $(14,116)
                                        =======        =======    =======    ========    =======     ========
Basic and diluted net loss per
  share...........................      $ (2.15)       $ (3.63)   $ (3.60)   $  (3.89)   $ (1.92)    $  (3.52)
                                        =======        =======    =======    ========    =======     ========
Shares used in computing basic and
  diluted net loss per share......          357          1,112      1,749       2,531      2,302        4,012
                                        =======        =======    =======    ========    =======     ========
Pro forma basic and diluted net
  loss per share..................                                           $  (0.84)               $  (0.74)
                                                                             ========                ========
Shares used in computing pro forma
  basic and diluted net loss per
  share...........................                                             11,753                  18,980
                                                                             ========                ========

                                                                DECEMBER 31,
                                                 -------------------------------------------     JUNE 30,
                                                   1996       1997        1998        1999         2000
                                                 --------    -------    --------    --------    -----------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..................................  $  2,734    $ 5,531    $  3,517    $ 13,094     $ 15,417
Working capital................................     2,653      5,176       2,443       8,210        8,355
Total assets...................................     2,944      6,282       5,336      16,586       24,871
Deferred revenue...............................        --        151       1,787       5,253       13,931
Long-term debt, less current portion...........       114         37          --          --           --
Redeemable convertible preferred stock.........     3,500     10,265      13,765      29,302       39,302
Stockholders' deficit..........................      (774)    (4,709)    (10,982)    (20,238)     (32,103)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth below and elsewhere in this prospectus, particularly under "Risk Factors."

OVERVIEW

     We are a leading provider of Internet-based software applications and services that enable organizations to collaborate with their extended enterprise of employees, customers, suppliers and other business partners. We were incorporated in June 1996 as Instinctive Technology, Inc. and in March 2000 we changed our name to eRoom Technology, Inc. We commercially released our first Internet business collaboration software product in October 1997 and released the current version of our eRoom product in November 1999. In October 1997, we began selling licenses for our eRoom software and related services, and we currently offer them in the United States and, to a lesser extent, in Europe and Asia. As of June 30, 2000, we had an installed base of over 350 customers in a wide variety of industries.

     We derive revenue from the following sources:

     - licenses of our eRoom digital workplace software and related maintenance contracts;

     - additional maintenance contracts; and

     - professional consulting services.

     We recognize revenue in accordance with Statement of Position, or SOP, No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-4, and Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. We sell our software under perpetual license arrangements that are sold together with a maintenance contract having a specified term, typically one year. Revenue under these arrangements is recognized ratably as product license revenue over the specified maintenance contract term beginning at the time the software is delivered to the customer, provided that the fee is fixed or determinable, evidence of the arrangement exists and collection is probable. Customers may purchase additional maintenance contracts after the initial term at then negotiated prices. Revenue from these contracts is recognized ratably as services revenue over the length of the contract.

     From time to time, customers also purchase professional consulting services, which include best practices, training and implementation assistance. When professional consulting services are sold with software licenses, the value of services-related revenue, based upon vendor specific objective evidence, is deferred until such time that services are delivered. Vendor specific evidence is determined based on the price for which such services are sold separately. Revenue from professional consulting service arrangements are recognized as services revenue as the services are performed, provided that amounts due from customers are fixed or determinable and collection is deemed probable by us.

     Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

     Many of our customers initially purchase a license for users assigned to a specific project or within a single department. Historically, we have been successful at expanding eRoom usage within our existing customer organizations. More recently, some of our existing and potential customers have decided to adopt eRoom as a standard in their organizations or for large-scale deployment. Our long sales cycle for these large-scale deployments makes it difficult to predict when these sales may occur, and we may not be able to sustain such sales on a predictable basis.

     In addition to our product offerings, we provide, directly or through third parties, a variety of services to our customers to enable them to rapidly implement and deploy our solution throughout their organizations and to integrate it with their existing infrastructures and business practices. In order to support new customers and provide additional services that will assist our customers in integrating our digital workplace into their business processes and systems, we intend to increase our capability to provide these services. As a result, we expect our cost of revenue will increase in the future as we expand our service capabilities.

     Since 1996, we have incurred significant development costs to develop our eRoom product. To enhance our product offering and market position, we believe it is essential for us to continue to make significant investments in research and development. We plan to introduce new features, functionality and services, including eRoom.net, a hosted offering scheduled for commercial launch within the next two quarters.

     We intend to continue to expand our sales force to focus on our direct and indirect sales channels. In addition, we plan to increase our marketing expenses to promote our eRoom product. As a result, we expect sales and marketing expenses will continue to increase in the future.

     In connection with stock option grants made during 1998, 1999 and the six months ended June 30, 2000, we recorded deferred stock-based compensation totaling $13.5 million. Deferred stock-based compensation represents the difference between the option exercise price and the deemed fair value of our common stock on the date of the option grant. Deferred stock-based compensation is reported as a component of stockholders' equity (deficit) and is amortized as a charge to operations over the vesting period of the options, which is generally four years. Stock-based compensation expense was $22,000 for 1998, $575,000 for 1999 and $1.5 million for the six months ended June 30, 2000. We currently expect to record stock-based compensation expense for options granted through June 30, 2000 of at least $3.2 million in 2000, $3.3 million in 2001, $3.3 million in 2002, $2.9 million in 2003 and $304,000 in 2004.

     We have incurred net losses since our inception, and as of June 30, 2000 we had an accumulated deficit of $35.3 million. We anticipate that our operating expenses will substantially increase in future periods and will exceed projected increases in revenue. Accordingly, we expect to incur significant net losses for the foreseeable future.

RESULTS OF OPERATIONS

     The following table presents selected consolidated financial data as a percentage of revenue:

                                                        YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31,          JUNE 30,
                                                     ----------------    ----------------
                                                      1998      1999      1999      2000
                                                     ------    ------    ------    ------
Revenue:
  Product license..................................    98.5%     93.1%     95.4%     90.8%
  Services.........................................     1.5       6.9       4.6       9.2
                                                     ------    ------    ------    ------
       Total revenue...............................   100.0     100.0     100.0     100.0
                                                     ------    ------    ------    ------
Operating expenses:
  Cost of product license revenue..................    31.1      17.3      17.4      16.6
  Cost of services revenue.........................     3.1       5.3       3.5       7.7
  Research and development.........................   284.6      83.9     113.0      81.6
  Sales and marketing..............................   459.7     200.4     227.8     212.2
  General and administrative.......................   105.6      59.4      73.9      42.3
  Stock-based compensation expense.................     2.6      16.0      15.9      30.3
                                                     ------    ------    ------    ------
       Total operating expenses....................   886.7     382.3     451.5     390.7
                                                     ------    ------    ------    ------
Loss from operations...............................  (786.7)   (282.3)   (351.5)   (290.7)
Interest income, net...............................    24.3       8.0       3.8       7.8
                                                     ------    ------    ------    ------
Net loss...........................................  (762.4)%  (274.3)%  (347.7)%  (282.9)%
                                                     ======    ======    ======    ======

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND SIX MONTHS ENDED JUNE 30, 1999

REVENUE

     Total revenue increased $3.7 million, or 291.8%, to $5.0 million in the six months ended June 30, 2000 from $1.3 million in the six months ended June 30, 1999.

     Product license revenue. Product license revenue consists of software license arrangements and related maintenance contracts. Product license revenue increased $3.3 million, or 272.9%, to $4.5 million in the six months ended June 30, 2000 from $1.2 million in the six months ended June 30, 1999. Product license revenue as a percentage of total revenue decreased to 90.8% in the six months ended June 30, 2000 from 95.4% in the six months ended June 30, 1999. The increase in product license revenue in absolute dollars is primarily attributable to an increase in the number of new customers, the increased value of initial purchases, and increases in total repeat business from existing customers.

     Services revenue. Services revenue consists of professional consulting services and additional maintenance contracts. Services revenue increased $401,000, or 683.5%, to $460,000 in the six months ended June 30, 2000 from $59,000 in the six months ended June 30, 1999. Services revenue as a percentage of total revenue increased to 9.2% in the six months ended June 30, 2000 from 4.6% in the six months ended June 30, 1999. The increase in services revenue is primarily attributable to an increase in the number of professional consulting service arrangements and additional maintenance contracts.

OPERATING EXPENSES

     Cost of product license revenue. Cost of product license revenue consists primarily of royalties paid to third-party vendors and salaries and related overhead for support personnel. Cost of product license revenue increased $605,000, or 272.4%, to $827,000 in the six months ended June 30, 2000 from $222,000 in the six months ended June 30, 1999. Cost of product license revenue as a percentage of total revenue decreased to 16.6% in the six months ended June 30, 2000 from 17.4% in the six months ended June 30, 1999. The increase in cost of product license revenue in absolute dollars was primarily due to increased royalties paid to third-party vendors and additional staff to support a greater number of customers.

     Cost of services revenue. Cost of services revenue consist primarily of salaries and related overhead for professional consulting services and support personnel. Cost of services revenue increased $341,000, or 755.3%, to $386,000 in the six months ended June 30, 2000 from $45,000 in the six months ended June 30, 1999. Cost of services revenue as a percentage of total revenue increased to 7.7% in the six months ended June 30, 2000 from 3.5% in the six months ended June 30, 1999. The increase in cost of services revenue was primarily due to increased staff to support a greater number of professional consulting arrangements and additional maintenance contracts.

     Research and development expenses. Research and development expenses consist primarily of salaries and personnel-related costs and the costs of contractors associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased $2.6 million, or 183.0%, to $4.1 million in the six months ended June 30, 2000 from $1.4 million in the six months ended June 30, 1999. Research and development expenses as a percentage of total revenue decreased to 81.6% in the six months ended June 30, 2000 from 113.0% in the six months ended June 30, 1999. These expenses increased in absolute dollars as a result of increased engineering and product development personnel and outside contractor expenses associated with our development of our eRoom product. The decline in research and development expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses for sales and marketing personnel and marketing promotional expenses. Sales and marketing expenses increased $7.7 million, or 264.8%, to $10.6 million in the six months ended June 30, 2000 from $2.9 million in the six months ended June 30, 1999. Sales and marketing expenses as a percentage of total revenue decreased to 212.2% in the six months ended June 30, 2000 from 227.8% in the six months ended June 30, 1999. Sales and marketing expenses increased in absolute dollars due to increased headcount in our sales operations, particularly our direct sales channel, additional marketing personnel and an increase in marketing expenses. The decline in sales and marketing expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     General and administrative expenses. General and administrative expenses consist primarily of salaries for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. General and administrative expenses increased $1.2 million, or 124.3%, to $2.1 million in the six months ended June 30, 2000 from $941,000 in the six months ended June 30, 1999. General and administrative expenses as a percentage of total revenue decreased to 42.3% in the six months ended June 30, 2000 from 73.9% in the six months ended June 30, 1999. These expenses increased in absolute dollars primarily as a result of increased costs of our personnel and infrastructure necessary to support our growth. The decline in general and administrative expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     Stock-based compensation expense. Stock-based compensation expense increased $1.3 million, or 648.3%, to $1.5 million in the six months ended June 30, 2000 from $202,000 in the six months ended June 30, 1999. Stock-based compensation expense as a percentage of total revenue increased to 30.3% in the six months ended June 30, 2000 from 15.9% in the six months ended June 30, 1999. This expense increased primarily due to a higher number of stock options granted in the three months ended June 30, 2000 with exercise prices determined to be below fair market value.

     Interest income, net. Interest income, net consists of interest income and interest expense. Interest income, net increased $339,000, or 693.7%, to $387,000 in the six months ended June 30, 2000 from $49,000 in the six months ended June 30, 1999. Interest income, net as a percentage of total revenue increased to 7.8% in the six months ended June 30, 2000 from 3.8% in the six months ended June 30, 1999. Interest income, net increased as a percentage of revenue due to higher levels of invested cash, primarily from the sale of our series C preferred stock in September and October 1999.

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 AND YEAR ENDED DECEMBER 31, 1998

REVENUE

     Total revenue increased $2.8 million, or 334.3%, to $3.6 million in 1999 from $826,000 in 1998.

     Product license revenue. Product license revenue increased $2.5 million, or 310.3%, to $3.3 million in 1999 from $814,000 in 1998. Product license revenue as a percentage of total revenue decreased to 93.1% in 1999 from 98.5% in 1998. The increase in product license revenue in absolute dollars is primarily attributable to an increase in the number of new customers, the increased value of initial purchases, and increases in total repeat business from existing customers.

     Services revenue. Services revenue increased $236,000, to $248,000 in 1999 from $12,000 in 1998. Services revenue as a percentage of total revenue increased to 6.9% in 1999 from 1.5% in 1998. The increase in services revenue is primarily attributable to an increase in the number of professional consulting service arrangements and additional maintenance contracts.

OPERATING EXPENSES

     Cost of product license revenue. Cost of product license revenue increased $363,000, or 141.5%, to $620,000 in 1999 from $257,000 in 1998. Cost of product license revenue as a percentage of total revenue decreased to 17.3% in 1999 from 31.1% in 1998. The increase in cost of product license revenue in absolute dollars was primarily due to increased royalties paid to third-party vendors and additional staff to support a greater number of customers.

     Cost of services revenue. Cost of services revenue increased to $163,000, or 628.5%, to $189,000 in 1999 from $26,000 in 1998. Cost of services revenue as a percentage of total revenue increased to 5.3% in 1999 from 3.1% in 1998. The increase in cost of services revenue as a percentage of total revenue was primarily due to increased staff to support a greater number of professional consulting service arrangements and additional maintenance contracts.

     Research and development expenses. Research and development expenses increased $659,000, or 28.0%, to $3.0 million in 1999 from $2.4 million in 1998. Research and development expenses as a percentage of total revenue decreased to 83.9% in 1999 from 284.6% in 1998. These expenses increased in absolute dollars as a result of increased engineering and product development activities associated with development of our eRoom product. The decline in research and development expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     Sales and marketing expenses. Sales and marketing expenses increased $3.4 million, or 89.4%, to $7.2 million in 1999 from $3.8 million in 1998. Sales and marketing expenses as a percentage of revenue decreased to 200.4% in 1999 from 459.7% in 1998. Sales and marketing expenses increased in absolute dollars primarily due to increased headcount in our sales operations, particularly our direct sales channel and additional marketing personnel. The decline in sales and marketing expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     General and administrative expenses. General and administrative expenses increased $1.3 million, or 144.2%, to $2.1 million in 1999 from $872,000 in 1998. General and administrative expenses as a percentage of total revenue decreased to 59.4% in 1999 from 105.6% in 1998. These expenses increased in absolute dollars primarily as a result of increased costs of personnel and infrastructure necessary to support our growth. The decline in general and administrative expenses as a percentage of total revenue was primarily due to the growth in total revenue.

     Stock-based compensation expense. Stock-based compensation expense increased $553,000 to $575,000 in 1999 from $22,000 in 1998. Stock-based compensation expense as a percentage of total revenue increased to 16.0% in 1999 from 2.6% in 1998. This expense increased as a percentage of total revenue primarily due to a higher number of stock options granted in 1999 with exercise prices determined to be below fair market value.

     Interest income, net. Interest income, net increased $86,000, or 42.8%, to $287,000 in 1999 from $201,000 in 1998. Interest income, net as a percentage of total revenue decreased to 8.0% in 1999 from 24.3% in 1998.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 AND YEAR ENDED DECEMBER 31, 1997

REVENUE

     Total revenue increased $816,000 to $826,000 in 1998 from $10,000 in 1997.
The increase in revenue is primarily attributable to the launching of our eRoom product in October 1997, an increase in the number of new customers and increases in total repeat business from existing customers. Nearly all of our revenue in 1997 and 1998 was attributable to product license revenue.

OPERATING EXPENSES

     Total cost of revenue. Total cost of revenue increased $255,000 to $283,000 in 1998 from $28,000 in 1997. The increase was primarily due to increased royalties paid to third-party vendors and additional staff to support a greater number of customers.

     Research and development expenses. Research and development expenses increased $336,000, or 16.7%, to $2.4 million in 1998 from $2.0 million in 1997. These expenses increased as a result of increased engineering and product development activities associated with our development of our eRoom product.

     Sales and marketing expenses. Sales and marketing expenses increased $2.0 million, or 114.5%, to $3.8 million in 1998 from $1.8 million in 1997. Sales and marketing expenses increased primarily due to increased headcount in our sales operations, particularly our direct sales channel and additional marketing personnel.

     General and administrative expenses. General and administrative expenses increased $498,000, or 133.0%, to $872,000 in 1998 from $374,000 in 1997. These expenses increased primarily as a result of increased costs of personnel and infrastructure necessary to support our growth.

     Stock-based compensation expense. Stock-based compensation expense was $22,000 in 1998. We had no employee stock-based compensation in 1997. This expense increased primarily due to stock options granted in 1998 with exercise prices determined to be below fair market value.

     Interest income, net. Interest income, net increased $61,000, or 43.2%, to $201,000 in 1998 from $140,000 in 1997. The increase reflects interest earned on higher balances of cash and cash equivalents resulting from the proceeds from the private sale of equity securities.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited consolidated statement of operations data for the nine quarters in the period ended June 30, 2000, as well as the percentage of our revenue represented by each item. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, this information reflects all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of our operating results for the quarters presented.

                                                                   THREE MONTHS ENDED
                           --------------------------------------------------------------------------------------------------
                           JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                             1998       1998        1998       1999       1999       1999        1999       2000       2000
                           --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                     (IN THOUSANDS)
Revenue:
  Product license........  $   151     $   242    $   367    $   554    $   661     $   902    $ 1,223    $ 1,676    $ 2,854
  Services...............       --          --         12         33         26          71        118        146        314
                           -------     -------    -------    -------    -------     -------    -------    -------    -------
  Total revenue..........      151         242        379        587        687         973      1,341      1,822      3,168
                           -------     -------    -------    -------    -------     -------    -------    -------    -------
Operating expenses:
  Cost of product license
    revenue..............       62          66         78         98        124         134        264        421        406
  Cost of services
    revenue..............       --          --         26         25         20          55         89        116        270
  Research and
    development..........      543         619        634        716        723         649        922      1,811      2,261
  Sales and marketing....      848         963      1,065      1,260      1,642       1,663      2,628      4,715      5,872
  General and
    administrative.......      202         212        260        471        470         434        755      1,200        909
  Stock-based
    compensation
    expense..............       --           3         19         79        124         154        218        720        792
                           -------     -------    -------    -------    -------     -------    -------    -------    -------
      Total operating
         expenses........    1,655       1,863      2,082      2,649      3,103       3,089      4,876      8,983     10,510
                           -------     -------    -------    -------    -------     -------    -------    -------    -------
Loss from operations.....   (1,504)     (1,621)    (1,703)    (2,062)    (2,416)     (2,116)    (3,535)    (7,161)    (7,342)
Interest income, net.....       40          50         50         32         17          39        199        158        229
                           -------     -------    -------    -------    -------     -------    -------    -------    -------
Net loss.................  $(1,464)    $(1,571)   $(1,653)   $(2,030)   $(2,399)    $(2,077)   $(3,336)   $(7,003)   $(7,113)
                           =======     =======    =======    =======    =======     =======    =======    =======    =======

                                                                   THREE MONTHS ENDED
                           --------------------------------------------------------------------------------------------------
                           JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                             1998       1998        1998       1999       1999       1999        1999       2000       2000
                           --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                              (AS A PERCENTAGE OF REVENUE)
Revenue:
  Product license........    100.0%     100.0%       96.8%      94.4%      96.2%      92.7%       91.2%      92.0%       90.1%
  Services...............       --         --         3.2        5.6        3.8        7.3         8.8        8.0         9.9
                           -------     ------      ------     ------     ------     ------      ------     ------    --------
      Total revenue......    100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0       100.0
                           -------     ------      ------     ------     ------     ------      ------     ------    --------
Operating expenses:
  Cost of product license
    revenue..............     41.1       27.3        20.6       16.7       18.0       13.8        19.7       23.1        12.8
  Cost of services
    revenue..............      0.0        0.0         6.9        4.3        2.9        5.7         6.6        6.4         8.5
  Research and
    development..........    359.6      255.8       167.2      122.0      105.2       66.6        68.8       99.4        71.4
  Sales and marketing....    561.6      397.9       281.0      214.6      239.2      171.0       195.9      258.8       185.4
  General and
    administrative.......    133.8       87.6        68.6       80.2       68.4       44.6        56.3       65.9        28.7
  Stock-based
    compensation
    expense..............      0.0        1.2         5.0       13.4       18.0       15.8        16.3       39.4        25.0
                           -------     ------      ------     ------     ------     ------      ------     ------    --------
      Total operating
         expenses........  1,096.1      769.8       549.3      451.2      451.7      317.5       363.6      493.0       331.8
                           -------     ------      ------     ------     ------     ------      ------     ------    --------
Loss from operations.....   (996.1)    (669.8)     (449.3)    (351.2)    (351.7)    (217.5)     (263.6)    (393.0)     (231.8)
Interest income, net.....     26.5       20.6        13.2        5.4        2.5        4.0        14.8        8.6         7.3
                           -------     ------      ------     ------     ------     ------      ------     ------    --------
Net loss.................   (969.6)%   (649.2)%    (436.1)%   (345.8)%   (349.2)%   (213.5)%    (248.8)%   (384.4)%    (224.5)%
                           =======     ======      ======     ======     ======     ======      ======     ======    ========

     Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate in the future. The quarterly fluctuations are caused by a number of factors, including those listed under the caption "Risk Factors -- The unpredictability of our quarterly revenue and operating results may adversely affect the trading price of our common stock" on page 6. Many of these factors are beyond our control. Therefore, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $18.8 million and $18.5 million, respectively, available to reduce future taxable income and federal and state research and development credit carryforwards of approximately $350,000 and $180,000, respectively, available to reduce future tax liabilities. If not utilized, these credits and carryforwards will expire between 2001 and 2019. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss and tax credit carryforwards that could be utilized annually in the future to offset taxable income. A valuation allowance has been established in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations and met our capital expenditure requirements primarily through the private sale of equity securities.

     As of June 30, 2000, we had $15.4 million of cash, cash equivalents, and short-term investments, compared with $879,000 as of June 30, 1999. Our working capital at June 30, 2000 was $8.4 million, compared to negative working capital of $1.2 million at June 30, 1999.

     Net cash used by operating activities was $6.7 million in the six months ended June 30, 2000, $5.0 million in 1999, and $5.2 million in 1998. Cash used in operating activities in the six months ended June 30, 2000 and in 1999 was primarily attributable to our net loss and increases in accounts receivable and prepaid expense, offset in part by an increase in deferred revenue, accounts payable and accrued liabilities and non-cash expenses including depreciation, provision for doubtful accounts and stock-based compensation expense.

     Net cash used in investing activities was $13.5 million in the six months ended June 30, 2000, $889,000 in 1999 and $216,000 in 1998. Net cash used in investing activities in 1999 was attributable to short-term investments and, to a lesser extent, purchases of property and equipment to support our expanding operations.

     Net cash provided by financing activities was $10.1 million for the six months ended June 30, 2000, $15.5 million for 1999 and $3.4 million for 1998. Proceeds from financing activities in the six months ended June 30, 2000 were primarily from the sale of 956,938 shares of our series D redeemable convertible preferred stock to Ford Motor Company and, to a lesser extent, the exercise of stock options. Proceeds from financing activities in 1999 were from the sale of our series C redeemable convertible preferred stock and, to a lesser extent, the exercise of stock options.

     On July 14, 2000, we sold 1,052,633 shares of our series D redeemable convertible preferred stock to some of our existing stockholders and two new investors, Brinson Partners and Haebler Capital, at a price of $10.45 per share for gross proceeds of $11.0 million.

     In September 2000, we entered into two one-year lines of credit with Fleet Bank. The first line is a $1.5 million working capital line for which the borrowing capacity is based on 80% of our eligible domestic accounts receivable, the interest rate is 0.25% above the prime rate and a commitment fee is applicable. The second line is a $1.5 million equipment acquisition line for which the interest rate is 0.75% above the prime rate. These loans are secured by all of our assets except our intellectual property, which is only subject to a negative pledge. In addition, in connection with these loans we have agreed to keep our tangible net worth and quick ratio, as defined in the loan documents, at specified levels. We have also agreed to limitations on our ability to incur indebtedness, make investments and acquisitions and buy back, or pay cash dividends on, our capital stock.

     We anticipate to continue to incur substantial increases in expenditures in connection with our anticipated growth in operations, infrastructure and personnel. We believe that existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for planned expansion for at least the next 12 months. However, we may need to raise additional funds in the next 12 months or in the future to support more rapid expansion of our sales and service personnel, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If we seek to raise additional funds, we may not be able to obtain funds on terms which are favorable or acceptable to us. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these securities may have rights, preferences or privileges senior to our common stock.

     We consider all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. We invest our cash and cash equivalents in commercial paper. We place our cash and temporary cash investments with financial institutions which management believes are of high credit quality.

     We have not invested in any financial instruments that expose us to material market risk.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133 to apply to fiscal years beginning after June 15, 2000. We do not currently expect SFAS No. 133 to have a material impact on our consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB
101. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC deferred the implementation of SAB 101 so that it will not apply to financial statements until the fourth fiscal quarter of fiscal years commencing after December 15, 1999. We believe that we are currently in compliance with the bulletin.

     In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, or FIN 44. FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events if they had occurred after either December 15, 1998 or January 12, 2000. We do not expect its application to have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     To date, our product has been sold primarily in the United States. However, we plan to expand our presence outside of the United States. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments. Based on the nature and current levels of our investments, however, we have concluded that there is no material market risk exposure.

                                    BUSINESS

     eRoom Technology is a leading provider of Internet-based software applications and services that enable organizations to collaborate with their extended enterprise of employees, customers, suppliers and other partners. Our solution allows organizations to quickly assemble a project team from multiple locations across enterprises and manage the collaborative activities that support their complex and rapidly changing projects and processes. The eRoom digital workplace is a comprehensive, integrated, Internet-based software application that includes a variety of collaborative capabilities, such as project tracking, document management, workflow management, security and access control, and change notification, which may be used for managing a wide range of business projects. A digital workplace is a secure, collaborative website that allows project teams to create, store and manage project content and communications. Our customers use our eRoom digital workplaces for numerous worldwide distributed projects and processes including designing and developing products, bringing new products to market, establishing and coordinating activities across the supply chain, coordinating sales and support efforts and managing consulting engagements from proposal through completion. We market and sell our products and services through our direct sales force and indirect channels, including systems integrators and other business partners. We have over 350 customers, including A.T. Kearney, Deloitte & Touche, EDS, Ford, Hewlett-Packard, Intel, Johnson & Johnson, Ketchum, KPMG, Palm, Pfizer and Solectron.

INDUSTRY BACKGROUND

     The rapid growth in the use of the Internet is fundamentally changing the way companies obtain and share information and conduct business with their employees, customers, suppliers and other partners. Competition has become increasingly global and enterprises more geographically distributed. Further, there have been significant increases in the usage and importance of outsourcing and strategic alliances. To address these trends, companies are using the Internet to substantially reduce the barriers of time and distance. International Data Corporation estimates that the number of Internet users in commercial businesses will increase from 59 million in 1998 to 250 million by 2003. In addition, the widespread adoption of the Internet as a communications and collaboration platform has created a new medium through which companies can conduct business. Forrester Research estimates that business-to-business Internet commerce in the U.S. will grow from $406.2 billion in 2000 to $2.7 trillion in 2004. To take advantage of the power and accessibility of the Internet, companies must make substantial investments in software infrastructure to enable collaboration across their extended enterprise. IDC estimates that corporate spending on Internet software will increase from $16.8 billion in 1999 to $70.0 billion in 2003.

     To date, companies have focused their business-to-business Internet infrastructure software spending primarily on technologies designed to establish a web presence, deploy email capabilities and execute transactions. These technologies allow companies to provide product information and to target advertising directly to their customers and potential customers. They also facilitate the purchase of standardized products by a customer and enhance the efficiency of transaction processing. However, there are many other business processes that are not addressed by these technologies.

     To compete effectively, companies must devote substantial resources to business processes taking place before transactions are conducted, including the design of new products, requirements planning, vendor qualification and business planning. Companies must also devote substantial resources to processes occurring once a commercial relationship is established, including making product design improvements, ensuring customer satisfaction, handling field problems and change orders and forecasting future needs and next-release planning. Service companies must address business processes specific to the nature of their businesses, including developing proposals, coordinating schedules, providing joint design and development services, executing product customization services, collaborating on written deliverables with a client and managing ongoing client relationships.

     Fast-paced, rapidly changing global markets require companies to collaborate on business processes within their organizations and with their customers, suppliers and other business partners, wherever they are located. These business processes have become increasingly varied, complex and difficult to manage. This is due in part to the increased pace of global competition, increased outsourcing, rapidly changing customer requirements, heightened demand for highly customized products and significantly shortened product life cycles. These business processes require a broad range of collaborative activities among the members of the extended enterprise seeking to achieve their business objectives, including project tracking, document sharing, discussion and conferencing. As companies increasingly use outside parties to perform services for them, they are seeking an efficient way to support the collaboration necessary to manage business processes among the members of their extended enterprises.

     To collaborate effectively, companies need the ability to work with people from different organizations, wherever they are located, utilizing a diverse range of technology infrastructure and applications. Companies also need the flexibility to address a broad range of collaborative processes and the ability to accommodate changes to those processes throughout the project. Internally developed applications and existing off-the-shelf application offerings fail to adequately address the complex and varied requirements of cross-enterprise business collaboration. Internally developed solutions are typically time-consuming to develop and update and cannot adequately support the breadth of requirements needed for collaboration with other organizations. Groupware, document management or knowledge management systems are difficult to use across multiple organizations and also require extensive, costly and time-consuming development, deployment and management. Moreover, once deployed, these systems provide little flexibility to support dynamic and changing business processes. Supply chain management, product data management and customer relationship management applications each address a narrow range of collaborative processes within the business transaction. However, they neither address the processes and content surrounding a transaction nor provide the flexibility to support changing business processes. Furthermore, both internally developed applications and existing off-the-shelf application offerings fail to address the broad range of collaborative activities that businesses use to manage projects and processes across their extended enterprises.

     Companies increasingly seek a cost-effective, Internet-based solution to manage their complex and rapidly changing business projects and processes. They require software applications that are easily deployed, accessible through any standard web browser and managed across the extended enterprise, regardless of organization or location, in a secure manner. They also require a solution that integrates well with, and leverages existing technology and applications, including supply chain management, knowledge management, document management, product data management and customer relationship management applications. To meet these challenges, businesses need an Internet-based collaborative application that is comprehensive, flexible, integrated and rapidly deployable across the extended enterprise.

SOLUTION

     We are a leading provider of Internet-based software applications and services that enable organizations to collaborate with their extended enterprise of employees, customers, suppliers and other partners. Our solution allows organizations to quickly assemble a project team from multiple locations across enterprises and manage the collaborative activities that support their complex and rapidly changing projects and processes. Our customers use eRoom digital workplaces to manage a variety of projects, including designing and developing products, bringing new products to market, establishing and coordinating activities across the supply chain, coordinating sales and support efforts and managing consulting engagements from proposal through completion.

     We believe that the eRoom digital workplace provides the following benefits to our customers:

     Provides a comprehensive, flexible solution for business collaboration. Our eRoom product provides a comprehensive digital workplace where extended project teams can efficiently complete their critical business projects. Project team members can create digital workplaces rapidly, define the layout of their workplace, add team members wherever they are located and specify security rules for who can view and edit content. The workplace can be modified to meet the evolving needs of the project over time, to monitor changes and to keep team members up-to-date. A broad range of content can be managed and tracked with eRoom, including documents, milestones, schedules, issues, changes, discussions and decisions. Content created outside the eRoom workplace can easily be brought into the workplace. Content is captured throughout the project, allowing companies to leverage learning from one project to the next. By bringing the extended enterprise together in a comprehensive, flexible and secure workplace, we believe eRoom allows our customers to develop new business, bring products to market faster and deliver higher value to their customers and clients.

     Is easily used and rapidly deployed. We have designed our solution for an Internet-based environment with easy-to-use features and functions that do not require formal training. A project team member can easily access an eRoom digital workplace through any standard web browser from any location without requiring software to be placed on the user's desktop computer. In addition, the eRoom digital workplace generally requires little customization and easily integrates with most existing desktop software and computer infrastructures. It places minimal administration and development demands on a company's information technology, or IT, organization, enabling self-sufficient project teams and fast-paced projects. Therefore, our solution can be rapidly deployed throughout the extended enterprise.

     Creates efficiencies throughout the extended enterprise. Our cross-enterprise business collaboration solution addresses the unstructured, collaborative aspects of establishing, managing and improving the sourcing of goods and services. For example, to establish a supply chain, a company can use an eRoom digital workplace to select, establish and negotiate terms for the supplier relationship. This provides capabilities for requirements planning, specification development, design review and approval and contract negotiation. Once the supply chain is established, our digital workplaces are used to manage problem escalation, resolution and change orders, gather feedback from customers, adjust forecasts, track sales and inventory data and plan future releases. By using eRoom, organizations are able to more rapidly establish extended supply chains, minimize costly production shutdowns, reduce inventory levels, incorporate product changes for new releases and accelerate time to market.

     Improves utilization of personnel and leverages expertise. Our solution allows organizations and project teams to manage their valuable resources -- people, knowledge and time -- more efficiently. By enabling people from multiple locations across enterprises to work together wherever they are located, an organization can draw on a broader pool of talent, including employees and consultants. By permitting experts inside and outside the organization to contribute to a project at the ideal time, expertise can be brought into the project on an as-needed basis. For example, professional services firms, including consulting firms, advertising agencies, marketing service firms, law firms and IT service firms, can use our digital workplaces to tap the expertise of individuals across their organizations in a cost-effective manner. This enables revenue-generating employees to work on more projects simultaneously and increase their efficiency in delivering their services to clients. Organizations can leverage their most critical resource, people, across a broader set of business problems and projects, thus increasing utilization and value delivered.

     Strengthens relationships among employees, customers, suppliers and other partners. The eRoom solution fosters closer working relationships and collaboration across the extended enterprise. By creating a collaborative digital workplace, our solution enables and encourages earlier participation by customers, suppliers and other business partners in setting requirements and aligning objectives. Our solution improves the understanding and minimizes the conflict among organizations and team members by providing a central forum for feedback, discussion, debate and decision-making. Throughout a project, team members can raise and resolve issues more quickly, minimizing the need for face-to-face meetings, travel or teleconferences. We believe this closer collaboration and improved understanding between organizations fosters alternative thinking, creative problem solving and better decisions and solutions, strengthening the relationships among the members of the extended enterprise.

STRATEGY

     Our goal is to be the leading provider of Internet-based software applications and services for business collaboration among the members of an organization's extended enterprise. Key elements of our strategy to achieve this goal include:

     Increase eRoom user base within existing customer accounts. Historically, we have been successful at expanding eRoom usage within our existing customer organizations. Typically, a first-time customer will initially purchase a license for a limited number of users and a specific project. After experiencing the benefits of eRoom digital workplaces, many of our customers have expanded their use to additional projects and to other departments within their organization. We intend to work closely with individuals in our customers' organizations to build a community of users and speed adoption of our solution across departments. We believe our existing customers will be a significant source of future revenue as they expand the usage of our solution throughout their organization.

     Leverage network effect to expand our customer base. We intend to work with our customers to introduce eRoom digital workplaces to their customers, suppliers and other partners. As more of our customers adopt eRoom as a cross-enterprise business collaboration solution, we believe users will include increasing numbers of customers, suppliers and other business partners to participate in their digital workplaces. We believe these new users will realize eRoom's value as a business collaboration tool and that this network effect will expand our customer base.

     Pursue targeted vertical markets. We have focused our marketing efforts on specific targeted markets and believe these endeavors will speed adoption of our products and services. We currently focus on industries that are characterized by complex projects, teams that span geographies and companies, and industries that are early adopters of technology. These industries include professional services, high technology, manufacturing and financial and legal services. To further our vertical market focus, we intend to work closely with customers to create reference accounts that can be leveraged into additional sales in these industries. We will continue to identify specialized needs in these industries and develop industry-specific product features and application templates that will further strengthen our offerings. In the future, we also plan to expand into new vertical industries with similar characteristics and will target leading companies in those industries.

     Launch eRoom.net, our hosted service offering. Within the next two quarters, we intend to commercially launch eRoom.net, our Internet-based outsourced service where customers pay a subscription fee to use eRoom digital workplaces running on our server computers or those managed by others. We believe that eRoom.net will accelerate our sales efforts by enabling our customers to more rapidly deploy our solution and to reduce up-front costs, administrative burdens and expenses, support and maintenance obligations as well as demands on limited IT resources and personnel.

     Expand our technology leadership and extend eRoom digital workplace functionality. We intend to leverage our expertise in creating Internet-based collaboration software to enhance the functionality of our eRoom solution. Version 5.0 of our eRoom digital workplace, which is currently scheduled for commercial release within the next two quarters, will provide more collaboration functionality, greater customizability and extensibility for administrators and enhanced support for enterprise deployment. We intend to develop or acquire other technologies to expand the breadth of capabilities and services required for managing business projects and processes. We also intend to continue to enhance the integration of our solution with products of other companies using emerging and accepted Internet standards.

     Develop and strengthen business alliances. We believe that building relationships with systems integrators, complementary independent software vendors and business-to-business vertical marketplaces will provide new marketing and distribution channels for our products and services. Systems integrators can add eRoom to their offerings and deliver custom integration and deployment services, thus increasing the value of the solution to the customer. By integrating our solution into complementary enterprise applications, we add collaboration capabilities to these applications, thus providing the ability to extend the usage of these applications inside and outside the organization. For business-to-business vertical marketplaces, our solution provides the infrastructure to manage the unstructured, collaborative activities that surround their commerce initiatives. We intend to establish alliances with companies that have expertise and established customer relationships within industry-specific markets. This will allow us to leverage the existing relationships of these business partners. In addition, we intend to seek relationships with systems integrators, international independent software vendors and business-to-business vertical marketplaces in order to increase our penetration of international markets.

PRODUCTS

     Our eRoom digital workplace is a comprehensive, integrated, Internet-based application that enables business collaboration across the extended enterprise. Our software applications include a variety of capabilities for managing a wide range of business projects and processes, which allow organizations to work more closely with their customers, suppliers and other partners.

     The eRoom software can be installed on an organization's web server, or can be deployed outside the organization on a service provider's server. Once the server software is installed, project team members can create digital workplaces rapidly, define the layout of their digital workplaces, add team members and specify security rules for who can view and edit content. Our solution acts as the virtual workplace where all project content is stored for access by the team. In addition, the eRoom server can be integrated easily with a customer's existing information technology infrastructure.

     eRoom.  The following table describes the core capabilities of eRoom 4.2.

---------------------------------------------------------------------------------------------------
                EROOM
          CORE CAPABILITIES                                    DESCRIPTION
---------------------------------------------------------------------------------------------------
 Project creation                      Allows teams to rapidly create a secure digital workplace, invite team members and manage projects. Includes the core set of capabilities for creating and customizing a range of project objects, including folders, discussions, notes,
                                       lists, polls, documents and links.
---------------------------------------------------------------------------------------------------
 Collaboration                         Allows project team members to have asynchronous text
                                       discussions to share ideas, debate issues and make
                                       decisions. Maintains a transcript of discussions, allowing new members to get up to speed quickly. Allows polling of
                                       team members to gather input and gain consensus.
---------------------------------------------------------------------------------------------------
 Project tracking                      Allows the defining and tracking of project items including issues, milestones, deliverables, decisions and
                                       responsibilities.
---------------------------------------------------------------------------------------------------
 Document management                   Stores and manages documents, including word processing
                                       documents, spreadsheets, CAD files or multi-media content, throughout the editing and reviewing cycle. Controls the
                                       editing process, maintains versions, captures who made what changes, when and why they were made. Includes the ability to search based on keywords or full-text of documents in the digital workplace. Integrates with Microsoft Office 2000,
                                       allowing files to be easily saved and read and synchronized with Microsoft Outlook.
---------------------------------------------------------------------------------------------------
 Real-time communications              Alerts users immediately that they are needed in the digital workplace and enables real-time text chat.
---------------------------------------------------------------------------------------------------
 Self-service usage                    Enables project team leaders and members to administer and manage the project. Allows customization of the eRoom
                                       digital workplace for the specific needs of the project.
                                       Allows IT administrators to define the desired level of
                                       control -- permitting the project team to be completely
                                       self-sufficient or retaining specified administrative
                                       capabilities. These control features include the ability to determine who can create digital workplaces and add members and which product capabilities can be used by team members.
---------------------------------------------------------------------------------------------------
 Security and access control           Validates users for access control, limits access by the
                                       project team members and invites new members. Access control can be assigned to individual items or collections of items by the project team, allowing the team to define the access control rules.
---------------------------------------------------------------------------------------------------
 Workflow management                   Establishes means for routing items depending on the action taken. Moves a document through a review process and
                                       escalates issues to the appropriate person.
---------------------------------------------------------------------------------------------------
 Change notification                   Notifies users of new or changed items and provides a
                                       summary of changes. Notification can be made via email or by change indicators in the eRoom digital workplace.
---------------------------------------------------------------------------------------------------
 Application templates                 Creates new digital workplaces based on application
                                       templates, which we call ePractices. Enables content and
                                       API-based applications for specific vertical market segments or specific application areas. ePractices can be used as a starting point for more complex applications or simply to
                                       trigger ideas on other ways to use the product.
---------------------------------------------------------------------------------------------------

     API toolkit and enterprise connectors. We provide an open application programming interface, or API, toolkit to allow the eRoom server to be integrated with the customers' and partners' existing information technology infrastructures. The toolkit permits the automatic population of content in the digital workplace, the publishing of content outside the workplace, and event-driven routines based on user actions.

     We also provide enterprise connectors which permit the integration of the eRoom digital workplace with repositories including document management systems, knowledge management systems and groupware. We currently have connectors to Microsoft Exchange, Lotus Notes and Documentum. We also provide a connector toolkit for systems integrators and others to develop additional connectors.

     eRoom 5.0. We are currently testing our latest version of our eRoom software application, eRoom 5.0, at customer sites. eRoom 5.0 is scheduled for commercial release within the next two quarters. eRoom 5.0 has been designed to provide our customers with more project collaboration functionality, a higher level of customizability and extensibility for administrators and stronger support for enterprise deployment.

     eRoom.net. eRoom.net is a subscription offering which allows organizations to outsource the hosting of their eRoom digital workplaces. No installation of the eRoom server is necessary. eRoom.net includes self-service single project offerings as well as enterprise-hosted offerings. In the self-service model, the customer uses automated templates to set up one or multiple digital workplaces. The enterprise-hosted offering is intended for organizations that choose to move their entire enterprise or large departments to our solution and prefer the hosted, outsourced business model. In this offering, customers can customize their hosted environment to better meet their needs. eRoom.net is also made available to a range of partners that need to add collaborative capabilities to their offerings to meet new market needs. Our eRoom.net solution offers these partners an alternative business model that allows them to get their products or services to market faster while minimizing their up-front investment. The eRoom.net service is currently being tested by our customers and is expected to be commercially released within the next two quarters.

SERVICES AND SUPPORT

     We offer a range of support, training, professional services and automated web-based services to our customers, their suppliers and other partners. As of June 30, 2000, we had 32 employees in our services and support organization.

     Our customers may choose to implement our eRoom software with support from our professional services personnel or systems integrators, or by themselves. We offer standard implementation, the development of customized user interfaces and integration of the eRoom server with existing IT infrastructures for our customers and members of their extended enterprises. Our implementation services are priced on a time-and-materials basis.

     We offer education and training to our customers to optimize their use of the eRoom digital workplace, including eRoom application development, best practices, help desk training and seminars over the web or in person. We also educate our partners and other resellers in implementing our solution as a part of their offerings.

     We also provide maintenance and support services to our customers over the Internet or by telephone. These services include problem solving, technical tips and product information. The price of the first year of maintenance is included in our license fees. Renewal maintenance is generally priced as a percentage of the initial license fee.

SALES AND MARKETING

     We market and sell our products and services through our direct sales force and indirect channels including systems integrators and other partners. As of June 30, 2000, we had 69 sales and marketing employees in seven locations in North America and one in Europe. We plan to expand significantly our direct sales organization, to establish additional domestic and international sales offices and to increase significantly the number of systems integrators, value-added resellers and original equipment manufacturers, or OEMs, that sell our eRoom product.

     Direct sales force. Our direct sales force, which includes both sales and technical professionals, works closely with targeted customers to identify business requirements and technical needs. Our sales process often commences with a rapid proof of concept or customer test of our product. Many of our customers initially purchase a license for users assigned to a specific project or within a single department. Our inside sales representatives work closely with these customers to assist with the initial project and to sell additional licenses. The sales cycle for these sales ranges from a few weeks to a few months. More recently, some of our existing and new customers have decided to adopt our solution as a standard in their organization or for large-scale deployment. In these situations, we complement our inside sales team with outside sales personnel who facilitate decision-making at potential enterprise customers. The sales cycle for sales to organizations that standardize with our solution is generally much longer than our other sales and typically lasts between six and twelve months.

     Systems integrators, OEMs and resellers. In addition to our direct sales force, we work with a number of domestic and international systems integrators, OEMs and resellers that market, sell and service our eRoom product. As of June 30, 2000, we had agreements with 25 systems integrators, OEMs and resellers in North America and Europe. We plan to increase our indirect selling efforts by expanding our systems integrators, OEMs and reseller base, and by building relationships with providers of complementary products and services, including independent software vendors and business-to-business vertical marketplaces.

     Marketing. We engage in a broad range of marketing programs to generate new sales opportunities and increase the awareness of our eRoom product. We participate in demand generation programs including tradeshows, direct marketing and advertising. In addition to print, radio, trade shows and other means to market our products and services, we hold online user seminars, joint marketing seminars and on-site customer demonstrations.

     We also seek to leverage our existing customers' enthusiasm for using our eRoom digital workplace as their collaborative solution by encouraging them to market eRoom's use both within their organization and with their customers, suppliers and other business partners. We provide our customers with promotional materials, tools, speaking opportunities at trade shows and on industry panels and other incentives to educate others about eRoom's benefits.

CUSTOMERS

     We target businesses that require collaboration among the members of their extended enterprise, allowing them to assemble a project team from multiple locations to manage their important business projects and processes. Our customers are in a number of industries and use our eRoom product for a variety of worldwide distributed projects and processes, including designing and developing products, bringing new products to market, establishing and coordinating activities across the supply chain, coordinating selling efforts and managing of consulting engagements from proposal through completion. As of June 30, 2000, we had over 350 customers, primarily located in the United States. Listed below is a representative list of customers, by industry:

PROFESSIONAL SERVICES AND CONSULTING
Arthur Andersen
A.T. Kearney
Camp Dresser & McKee
Concert CSC
Deloitte & Touche
EDS
Emerald Solutions
Ernst & Young
iXL
KPMG
marchFIRST Cornerstone
Perot Systems
Renaissance Worldwide
Towers Perrin

TECHNOLOGY
Cadence Design Systems
Compaq
EMC
Flextronics
Hewlett-Packard
Intel
Intuit
Palm Computing
Siemens
Solectron
Telcordia

NETWORKING/COMMUNICATIONS
3Com Corporation
Cisco Systems
COMSAT International
GTE
Intelsat
Nortel Networks
USInternetworking

MANUFACTURING
Eaton Corporation
Ford Motor Company
Haworth
Lockheed Martin
Owens-Illinois
W.R. Grace
W.W. Grainger

FINANCIAL/LEGAL/OTHER SERVICES
Advent International
Akin, Gump, Strauss, Hauer &
  Feld
Brinson Partners
CB Richard Ellis
Fidelity Investments
FleetBoston
Goldman Sachs
Ketchum
Leo Burnett
Morgan, Lewis & Bockius
Morgan Stanley Dean Witter
NYCE
SEI Investments
Third Federal Savings
Wilmington Trust

CONSUMER
Bausch & Lomb
Black & Decker
Franklin Covey
Gillette
Iams Company
Johnson & Johnson
The Limited
Westinghouse

ENTERTAINMENT, MEDIA AND PUBLISHING
CCBN.com
Oxygen Media
Rand McNally
Reed Elsevier
Time Warner

NATURAL RESOURCES
Baker Hughes
BP Amoco

PHARMACEUTICAL/HEALTHCARE
Battelle Medical Products
IMS Health
Janssen Pharmaceutical
Metro Jewish Health System
Ortho McNeil Pharmaceutical
Pfizer

REAL ESTATE/CONSTRUCTION
Julien J. Studley
Sverdrup Civil

SELECTED CUSTOMER EXAMPLES

     The selected customer examples below are intended to provide brief descriptions of how our customers are using or plan to use the eRoom solution to enhance efficiencies in their business initiatives.

     Hewlett-Packard.  At Hewlett-Packard the Supply Chain Information Solutions
(SCIS) e-Business group required a better way to communicate with external partners. Traditional means of communication -- telephone, fax and e-mail -- were inefficient in managing their projects. Although existing corporate systems were able to handle most business-to-business supply management, many of them were inadequate for more rapid communications, such as those needed for fine tuning inventories on a daily basis. The company's ERP solutions provided an effective interface for internal users, but they lacked the communications and access needed to exchange information with external suppliers. HP's large intranet was useful for internal information exchange, but it could not easily handle the exchange of information through the company firewall.

     After evaluating several alternatives, the SCIS e-Business group selected eRoom as its solution. eRoom's application programming interfaces allowed HP to extend the reach of its internal solutions, such as SAP, to external partners over the web. One early eRoom application, called Supplier Managed Inventory
(SMI), enabled an HP business unit to collaboratively manage daily production and shipment plans in order to avoid stockouts while maintaining low inventory costs. HP personnel could easily access inventory and shipment information on their desktops using drag-and-drop graphical views of data on Windows NT servers. Both internal HP users and external partners could access the custom eRoom application to check the demand and supply of parts. When the Laserjet Imaging Systems (LIS) business unit decided to outsource the manufacturing of its circuit boards, it needed to be able to share information in a fast and secure manner with contract manufacturers, distribution centers, and resellers located outside the HP firewall. The SMI application has enabled LIS to add collaborative capabilities to its existing transaction-based systems. The business unit reduced inventory investment by turning over stock more often. Equally important, team members were able to continue to work in their familiar ERP system. HP estimates that products that use the SMI program have increased worldwide inventory turns and reduced end-to-end supply chain inventory by up to 42%. Two years ago, HP's initial deployment was limited to 40 early adopters accessing eRoom through an internal service provider. Today, the company has a site license for 100,000 users.

     A.T. Kearney. A.T. Kearney, a subsidiary of Electronic Data Systems Corp., is a leading global management-consulting firm, with gross fees of over $1.2 billion and 4,700 employees in more than 60 offices worldwide. A change initiative engagement with a large financial services firm precipitated its deployment of eRoom. The most significant challenges of the engagement were managing the geographical disbursement of project teams and document version control. A.T. Kearney required a collaboration solution that would ensure that project team members in a variety of locations had access to the most recent versions of hundreds of documents. Additionally, the company was seeking an easy-to-use, browser-based solution that could be deployed quickly and required little support.

     After evaluating several products, A.T. Kearney selected eRoom, citing its ease of use and flexibility. The implementation of eRoom reduced the communications bottlenecks between consultants working in different locations by providing all team members with continual access to view and edit the work in progress. A.T. Kearney credits eRoom with enabling it to increase efficiency while reducing costs. A.T. Kearney believes that the use of eRoom has saved each consultant between five and seven hours per week.

     Haworth. Haworth, Inc., a subsidiary of Haworth International Limited, is a designer, manufacturer and marketer of contract office furnishings worldwide, with sales of $1.58 billion and 14,000 employees. During recent years of rapid international growth, Haworth recognized an increasing need to efficiently share information within its global sales team to create a consistent client experience. The company required a sales support solution that could overcome communications delays due to international time zones, distribute new account information to sales people, and enable consistent project support to multinational clients regardless of location. Haworth's existing program was accessed by only 25% of the company's U.S. field members, making consistent sales support difficult.

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

     In response to these difficulties, Haworth developed its new Global Account Information Network using eRoom to link its worldwide sales force, dealers, and customers. The new sales support system provides a comprehensive source of up-to-the-minute customer information across marketing, sales, and customer service functions. Because eRoom is easy to implement and use, nearly all of the global field members are accessing the system. Haworth created virtual teams with eRoom, enabling account executives and managers to share information regarding a customer's product requirements, account history, current and past issues, and current contact information. Because sales data from previous transactions is readily available, Haworth's bid preparation time has been reduced enabling them to enter the bidding process earlier when the focus is on product value and design, rather than price. Haworth initially purchased 500 user licenses and the success of the Global Account Information Network has necessitated the purchase of 250 additional licenses. Additionally, departments outside of sales are investigating the use of eRoom for additional business applications.

PRODUCT DEVELOPMENT

     We devote a substantial portion of our resources to developing new products, product features and services, extending and improving our technology and researching new technological initiatives in the market for business collaboration solutions. We commercially introduced our eRoom product in October 1997 and have subsequently released three versions that added new features and improved reliability and scalability. eRoom.net, our Internet-based hosted service, is currently being tested by our customers and we anticipate commercial release within the next two quarters. We are also currently testing eRoom 5.0, scheduled for commercial release within the next two quarters.

     As of June 30, 2000, we had 45 employees engaged in product development. Our research and development expenditures were $2.4 million in 1998, $3.0 million in 1999 and $4.1 million in the six months ended June 30, 2000. We expect that we will continue to commit significant resources to product development.

TECHNOLOGY AND PRODUCT ARCHITECTURE

     The eRoom application server software is built on open Internet standards and runs on Microsoft Windows NT and Windows 2000 running Microsoft's Internet information server, called IIS. The user can access our digital workplace through a standard web browser running on a number of operating systems, including Microsoft Windows, Macintosh and Unix. An optional eRoom plug-in, which enhances the user experience in the browser with capabilities including drag and drop and in-place editing, requires Windows versions of Microsoft Internet Explorer 4.x or 5 or Netscape 4.08, 4.51 or higher.

     The eRoom server supports several deployment options, including choice of SQL database and also choice of where the server or service is located. The eRoom server includes the Sybase SQLAnywhere database or can optionally integrate with a customer's own Microsoft SQL Server 7.0 database. In addition, we have built the eRoom server so that our solution can be offered as an outsourced, hosted offering where we act as an application service provider, and the eRoom server is running at a third-party service provider. The eRoom server includes comprehensive integration and customization architectures designed for enterprise developers, IT departments, OEMs, partners and systems integrators.

     Infrastructure Integration. Directory integration is achieved through a flexible model which includes support of multiple NT Domain and Windows 2000 directories, allowing eRoom servers to be well integrated into very large enterprise environments. In addition, our solution supports standard administration and management tools and protocols including Microsoft MMC, PerfMon and Event Manager.

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

     OEM Toolkit. For the OEM community, we supply an OEM toolkit providing special APIs, tools and documentation and a user interface customization toolkit allowing customers and OEMs to change the visual appearance of the product.

     [A diagram showing the eRoom product as a three-dimensional box on top of a three-dimensional box representing a server platform.
     The eRoom box is divided into three vertical sections titled (from left to right): "Client Interfaces", "Digital Workplace" and "Integration."
     The "Client Interfaces" section contains four rectangular boxes labelled "Web Browser", "email", "Desktop Applications" and "MS Outlook." Three two-way arrows point from the "Client Interfaces" section to three identical diagrams of computer screens above which appears the text "Users."
     The "Digital Workplace" section contains five rectangular boxes labelled "Collaboration", "Real-Time", "Document Management", "Workflow" and "Change Notification."
     The "Integration" section contains four rectangular boxes labelled "Server Extension API", "Connector API", "Directory Integration" and "OEM Toolkit." Five two-way arrows point from the "Integration" section to five identical three-dimensional cylinders captioned as the category "Enterprise Infrastructure" and labelled "eBusiness Applications", "eMarketplaces", "Repositories", "Messaging & Groupware" and "Directories."
     The server platform on which the eRoom product box rests is labelled "Server Platform" and is divided into seven rectangular boxes labelled "Security", "Administration", "Scalability", "Customizability", "Server OS", "Web Server", "SQL Database" and "Directory."
     Connected to the top of the eRoom product box is a three-dimensional rectangular box labelled "Application Templates" and divided into four boxes titled "New Product Development", "Supply Chain Management", "Client Engagement Management" and "eCommerce Management." The "Application Templates" box is connected to the eRoom product box by a pipeline.]

COMPETITION

     The business collaboration software market is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. We compete against a variety of software and services vendors with respect to different aspects of our collaboration solution.

     We currently face competition from:

     - in-house development efforts by potential customers or partners; and

     - developers of general purpose groupware, knowledge management, and document management software, including Documentum, the Lotus division of IBM, Microsoft and OpenText, that offer collaborative capabilities as part of their offerings.

     In the future, we may face competition from companies that provide specific collaborative functionality, including document sharing, conferencing, project management and resource management. We also may face competition from developers of industry-specific collaborative solutions, such as for the professional services or manufacturing industries. We also may face competition from vendors of supply chain, customer relationship management and product data management applications that could expand their offerings to address the market for flexible collaboration solutions.

     We believe the principal competitive factors in the business collaboration software market include:

     - comprehensiveness of the solution;

     - ease of use;

     - effectiveness in an extended enterprise environment;

     - ease of implementation;

     - integration with and support of a variety of other enterprise software solutions and platforms; and

     - price.

     Although we believe that our solution currently competes favorably with respect to each of these factors, our market is relatively new and is developing rapidly. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the functionality of their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to maintain our competitive position against current and potential competitors, especially those that have significantly greater financial, marketing, service, technical and other resources than we do, and therefore may be able to respond more quickly to changing customer requirements, evolving technologies or business opportunities. In addition, if companies, such as Microsoft, decide to bundle collaborative functionality comparable to our eRoom solution into their product offerings, demand for our product might be substantially reduced and our business would likely be significantly harmed.

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

INTELLECTUAL PROPERTY

     We regard substantial elements of our products and services as proprietary and protect them by relying primarily on patent, trademark, service mark, copyright and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions.

     We license rather than sell our software product and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. Our optional plug-in software, which enhances the eRoom digital workplace experience, may be licensed by downloading it from the Internet. In that case, our customers' usage of the plug-in is governed by Internet-based license agreements, rather than by a means of a formal, written contract. Users "click" on a dialog box and are deemed to agree to the posted terms and conditions. Because these agreements are not signed, there is a possibility that a court, arbitrator or regulatory body could deem this type of agreement to be invalid or determine that the terms and conditions governing the agreement do not fully protect our intellectual property rights. Therefore, we cannot assure you that this agreement will afford us significant protection. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation, templates and other written materials and content under trade secret and copyright laws, which afford only limited protection.

     We have applied for three U.S. patents. With respect to one of these applications, we have received a notice of allowability. We cannot assure you that the other two applications will be approved, that any patents that may issue from any of the three applications will protect our intellectual property or that any issued patents will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technologies or design around any patents that may be issued. It is possible that any patent issued to us may not provide any competitive advantages, that we may not develop future proprietary products or technologies that are patentable, and that the patents of others may seriously limit our ability to do business. In this regard, we have not performed any comprehensive analysis of patents of others that may limit our ability to do business.

     Our registered trademarks and service marks include EROOM (in the U.S. and the European Community). We have applied for registration of trademarks and service marks, including our eMan logo (in the U.S. and the European Community). These applications are subject to review by the applicable governmental authority, may be opposed by private parties, and may not be issued. We cannot assure you that these registrations would, if issued, provide us with significant protection for our trademarks.

     In limited circumstances, we have agreed to a standard escrow of the source code for our eRoom digital workplace, which code would typically be released to the customer solely on a bankruptcy or liquidation event.

     We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or be of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

     In addition, we incorporate into our products technology licensed from third parties. For example, we have designed our eRoom product to include Sybase's Adaptive Server Anywhere database. The loss of access to this technology could result in delays in the development and introduction of new products or enhancements or replacement functionality to existing products, until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible. These delays could harm our business, operating results and financial condition. It is possible that technology from others will not be available to us on commercially reasonable terms, if at all.

EMPLOYEES

     As of June 30, 2000, we had a total of 173 employees, including 45 in product and development, 69 in sales and marketing, 32 in services and support and 27 in administration. Of these employees, 171 were located in the United States and two were located outside the United States. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

FACILITIES

     Our principal executive offices occupy 39,320 square feet in Cambridge, Massachusetts under a lease that expires in June 2005. We also have five outside sales offices. We believe these existing facilities will be adequate to meet our needs for the next 12 months. If our growth continues, we may need larger facilities after that time. Suitable additional facilities may not be available as needed on commercially reasonable terms, if at all.

LEGAL PROCEEDINGS

     Currently, we are not a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following are our executive officers, directors and key employees and their ages as of August 31, 2000:

                   NAME                     AGE   POSITIONS
                   ----                     ---   ---------
Executive Officers and Directors:
Jeffrey R. Beir...........................  42    President, Chief Executive Officer and Director
R. Pito Salas.............................  44    Senior Vice President of Technology, Chief
                                                  Technology Officer, Secretary and Director
Robert L. Lentz...........................  50    Senior Vice President of Finance, Chief Financial
                                                  Officer, Treasurer and Assistant Secretary
Ralph Breslauer...........................  36    Senior Vice President of Field Operations
Timothy A. Barrows........................  43    Director
Richard D'Amore...........................  46    Director
Ronald Nordin.............................  49    Director
Thomas F. Bogan...........................  48    Director
David A. Litwack..........................  53    Director
Key Employees:
Mary Lou Dymski...........................  45    Vice President, Finance
Eric Fischer..............................  34    Vice President, Sales
Francois Gossieaux........................  40    Vice President and Chief Marketing Officer
Michele Hagan.............................  39    Vice President, Marketing
Melissa Leffler...........................  36    Vice President, Engineering
Craig Morrissey...........................  35    Vice President, Core Engineering
Sara Poulton..............................  33    Vice President, Services
Barry Ruditsky............................  39    Vice President, Business Development

EXECUTIVE OFFICERS AND DIRECTORS

     Jeffrey R. Beir co-founded eRoom Technology and has served as our president, chief executive officer and a director since our inception in 1996. From May 1985 to February 1996, Mr. Beir held a variety of executive and general management positions at Lotus Development Corporation, most recently senior vice president of applications. Prior to Lotus, he held a variety of development positions at IBM and Xerox. Mr. Beir received a B.S. degree in electrical engineering from Northwestern University, a M.S. degree in electrical engineering from Syracuse University and an M.B.A. degree from the Harvard Business School.

     R. Pito Salas co-founded eRoom Technology and has served as our chief technology officer and secretary and a director since our inception and our senior vice president of technology since August 2000. From September 1995 until co-founding eRoom Technology in 1996, Mr. Salas was the owner and sole employee of R. Pito Salas and Associates, a computer consulting business. Prior to that, from May 1984 to September 1995, Mr. Salas held a variety of senior technical and development positions at Lotus Development Corporation, most recently director of technology of the Lotus Notes Emerging Products Group. Mr. Salas received a B.S. degree in computer science from Brandeis University.

     Robert L. Lentz has served as our senior vice president of finance and chief financial officer since February 2000 and our treasurer and assistant secretary since June 2000. Immediately prior to joining eRoom Technology, from April 1998 to February 2000, Mr. Lentz was senior vice president of finance and administration and chief financial officer at Xionics Document Technologies, which was acquired by Oak Technology in January 2000. From March 1996 to April 1998, he was senior vice president of finance and administration and chief financial officer at Individual, which merged with DesktopData to become NewsEdge Corp. Prior to that, from 1993 to March 1996, Mr. Lentz was vice president of finance and operations at Teloquent Communications Corp. Mr. Lentz received a B.S. degree in business administration from Northeastern University and an M.B.A. degree from Babson College.

     Ralph Breslauer has served as our senior vice president of field operations since July 2000. Prior to joining eRoom Technology, from March to July 2000, Mr. Breslauer was vice president marketing and business development for the transact systems group of Informix. From January 1998 to February 2000, he was vice president of product marketing and, more recently, vice president of marketing, database and tools, at Ardent Software, which was acquired by Informix in November 1999. Prior to that, from November 1995 to December 1997, he held senior sales and marketing positions at Unidata, a predecessor of Ardent Software. From August 1990 to November 1995, he served in senior executive positions with System Builder USA, a predecessor of Unidata. Mr. Breslauer has a bachelor of economic science degree from the University of the Witwatersrand in South Africa.

     Timothy A. Barrows has served as one of our directors since July 1996. Since 1985, Mr. Barrows has been a general partner of the general partner of Matrix Partners, a venture capital firm. His prior experience also includes corporate finance and mergers and acquisitions operations at Merrill Lynch Capital Markets. Mr. Barrows serves as a director of SilverStream Software, Sycamore Networks and several private companies. Mr. Barrows holds a B.A. degree in political-economics from Williams College and an M.B.A. degree from Stanford University.

     Richard D'Amore has served as one of our directors since July 1996. Since March 1994, Mr. D'Amore has been a general partner of the general partner of North Bridge Venture Partners, a venture capital firm. From 1982 to 1994, he was a general partner of Hambro Venture funds. Mr. D'Amore serves as a director of Centra Software, Veeco Instruments, SilverStream Software, SmarterKids.com and Solectron. Mr. D'Amore holds a B.S. degree from Northeastern University and an M.B.A. degree from Harvard University.

     Ronald Nordin has served as one of our directors since August 1998. Mr. Nordin is a senior principal at Atlas Venture, a venture capital firm. He joined Atlas Venture in April 1998. From August 1992 to February 1997, Mr. Nordin was chief executive officer of SQA, a developer of software and services for quality assurance, which was acquired by Rational Software in February 1997. From 1983 to 1992, Mr. Nordin held various positions with Cognos, a supplier of business intelligence software, most recently as senior vice president. He serves as a director of Context Integration, a private company. Mr. Nordin holds a B.A.Sc. degree in systems design engineering from the University of Waterloo in Canada.

     Thomas F. Bogan has served as one of our directors since July 2000. Mr. Bogan has been the president and chief operating officer of Rational Software since April 2000. From April 1999 until April 2000, Mr. Bogan served as senior vice president and chief operating officer of Rational Software. From 1997 to 1999, he served as vice president and general manager, automated test of Rational Software. From July 1996 until February 1997, Mr. Bogan served as senior vice president, finance and administration, chief financial officer, treasurer and assistant secretary of SQA, Inc., which was acquired by Rational Software in February 1997. From 1993 to 1996 Mr. Bogan was president and chief executive officer of Pacific Data Products, a printer peripherals and networking vendor. Mr. Bogan holds a B.S. degree from Stonehill College.

     David A. Litwack has served as one of our directors since July 2000. Mr. Litwack has served as president and chief executive officer of SilverStream Software since May 1997 and as a member of SilverStream Software's board of directors since November 1996. Before joining SilverStream Software, Mr. Litwack served as executive vice president of Sybase, an enterprise software company, from February 1995 to May 1997 and as president of Powersoft Corporation, a client server development tools company, from June 1991 to its acquisition by Sybase in February 1995. In addition, Mr. Litwack is a director of Trellix Corporation, a private company. Mr. Litwack holds a B.A. degree in mathematics from Brandeis University and a M.A.S. degree in computer science from Boston University.

KEY EMPLOYEES

     Mary Lou Dymski has served as our vice president, finance since February 2000. From September 1997 to February 2000, Ms. Dymski served as our chief financial officer and vice president, finance. From January 1997 to September 1997, she served as senior vice president of operations and chief financial officer at Corporate Software & Technology. From March 1995 to December 1996, Ms. Dymski was vice president of finance at Stream International. From July 1993 to March 1995, she was chief financial officer and vice president of finance at Corporate Software. From June 1982 to June 1993, Ms. Dymski worked at Intel as a division and group controller. Ms. Dymski holds a B.A. degree in political science from Swarthmore College and an M.B.A. degree from Northwestern University.

     Eric Fischer has served as our vice president, sales since June 1997. From March 1994 to June 1995, Mr. Fischer was a strategic account manager and from June 1995 to May 1997, he was a district sales manager of the northeast region at Powersoft. Mr. Fischer received a Vor-Diplom in economics and engineering at University of Karlsruhe in Germany.

     Francois Gossieaux has served as our vice president and chief marketing officer since July 2000. From October 1999 to July 2000, he served as our vice president, eRoom.net. From May 1998 to October 1999, he served as our vice president, marketing. Prior to joining eRoom Technology, Mr. Gossieaux founded Power1 Interactive, a media consulting firm to high-technology clients. From November 1996 to May 1998, he served as president at Power1 Interactive. From June 1997 to January 1998, Mr. Gossieaux served as vice president, marketing and new product development at Inunity Corporation. From June 1995 to November 1996, Mr. Gossieaux was director of marketing at Stratus Computer. From 1992 to June 1995, he served as business line manager at the Agfa Division of Bayer Corp. Mr. Gossieaux received a M.S. degree in electrical engineering from the University of Gent in Belgium and a graduate degree in management and administration from Harvard University.

     Michele Hagan has served as our vice president, marketing since November 1999. She was our director of marketing from April 1999 to November 1999 and a consultant to us from September 1998 to April 1999. From June 1987 to June 1998, she held various management positions at Lotus, first as a senior manager in the Consulting Services Group, and more recently as general manager of eSuite Product Development and director of product marketing for Lotus 1-2-3 components. Ms. Hagan holds a B.S. degree in political science from Tufts University.

     Melissa Leffler has served as our vice president, engineering since inception. From October 1995 to July 1996, she was vice president of marketing and application development at Revelation Software. From October 1991 to July 1995, Ms. Leffler was director of development for Lotus Notes ViP at Lotus. Ms. Leffler received a B.A. degree in computer science and english from Boston University.

     Craig Morrissey has served as our vice president, core engineering since September 2000. He was our director of engineering from January 2000 to September 2000, director of development from October 1998 to January 2000 and engineering team leader from October 1996 to October 1998. From September 1993 to October 1996, he held various positions at Avid Technology, first as principal engineer and more recently as engineering manager. Mr. Morrissey received a B.S. degree in electrical engineering from Cornell University and an M.B.A. degree from Babson College.

     Sara Poulton has served as our vice president, services since June 1999. From March 1999 to April 1999, she was consulting director of XML Solutions at Interleaf. From October 1998 to March 1999, she was vice president of services at Politzer & Haney. From July 1997 to September 1998, Ms. Poulton was vice president of professional services at Advanced Visual Systems. From December 1991 to July 1997, she held various management positions at OneSource Information Services, most recently as director of product management and application services. From 1989 to 1991, Ms. Poulton was a senior investment research consultant at Datastream International. She received a B.A. degree in history and economics from University of London and an M.B.A. degree from Simmons Graduate School of Management.

     Barry Ruditsky has served as our vice president, business development since November 1999. From July 1998 to August 1999, he was director of sales for Lotus. From January 1993 to June 1998, Mr. Ruditsky served as vice president of sales at DataBeam, which was acquired by Lotus. He received a B.A. degree in computer science from Brandeis University and an M.B.A. degree from Rutgers University Graduate School of Management.

BOARD OF DIRECTORS

     The board of directors is fixed at eight members. Seven members are currently serving on our board. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring.

     All of our current directors originally were elected as directors pursuant to provisions of an investors' rights agreement that will terminate upon the completion of this offering.

     Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

     The board of directors has formed an audit committee to review the results and scope of the audit of our annual financial statements, to discuss various matters with the auditors, to receive statements from the auditors and to make recommendations to the board of directors regarding the inclusion of audited financial statements in our annual reports. The current members of our audit committee are Thomas F. Bogan, Richard D'Amore and Ronald Nordin.

     The board of directors has also formed a compensation committee to recommend salaries and incentive compensation for executive officers and to administer our stock plans. The members of the compensation committee are Timothy A. Barrows, David A. Litwack and Ronald Nordin.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses incurred in connection with attendance at meetings of the board of directors or its committees. Our directors are eligible to participate in our 2000 stock plan.

     Upon joining our board in July 2000, Messrs. Bogan and Litwack were each granted non-qualified stock options to purchase 25,000 shares of our common stock. Provided they maintain a business relationship with us, these options will vest monthly over four years. Upon a sale of eRoom Technology, all unvested options will immediately vest. Our board currently intends to make similar option grants to future outside directors that are not employees of our company or one of our affiliates or principal stockholders upon joining our board.

     In October 2000, our board of directors approved guidelines for the grant of non-qualified stock options under our 2000 stock plan to directors who are not also one of our employees. These guidelines provide that at the closing of this offering non-employee directors will receive options to purchase 25,000 shares vesting monthly over four years and exercisable at the public offering price per share listed on the cover of this prospectus. Messrs. Bogan and Litwack will not receive these initial grants. Additional grants of options to purchase 6,250 shares to all non-employee directors will be made on or about the date of each annual stockholders' meeting. Upon a sale of eRoom Technology, all unvested options will immediately vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     Since December 1998, Messrs. Barrows and Nordin have served as the members of the compensation committee and since September 2000, Mr. Litwack has served on that committee. No executive officer of our company has served as a director or member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a director or member of the board of directors or compensation committee of our company.

EXECUTIVE COMPENSATION

     The following table presents compensation earned for services rendered to us in 1999 by our current chief executive officer and the one other executive officer whose salary and bonus compensation for 1999 exceeded $100,000, collectively referred to below as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                                         ANNUAL COMPENSATION       SHARES
                                                         --------------------    UNDERLYING
              NAME AND PRINCIPAL POSITION                 SALARY      BONUS       OPTIONS
              ---------------------------                ---------   --------   ------------
Jeffrey R. Beir........................................  $ 135,000   $ 57,687       --
  President and Chief Executive Officer

R. Pito Salas..........................................    126,540     36,048       --
  Senior Vice President of Technology,
  Chief Technology Officer and Secretary

OPTION GRANTS

     Prior to 2000, no stock options or stock appreciation rights were granted to the named executive officers. In January 2000, Mr. Beir was granted an option to purchase 300,000 shares of our common stock and Mr. Salas was granted an option to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share. In addition, our other executive officers were also granted options in 2000. In February 2000, Robert L. Lentz was granted an option to purchase 262,500 shares of our common stock at an exercise price of $1.50 per share. In July 2000, Ralph Breslauer was granted an option to purchase 200,000 shares of our common stock at an exercise price of $4.50 per share. All of the foregoing options are exercisable within ten years of the original grant date to the extent vested and not subject to earlier termination as set forth in the option agreements governing the options.

STOCK PLANS

  1996 Stock Plan

     Our 1996 Stock Plan was adopted by the board of directors and approved by our stockholders in July 1996, and was amended on August 8, 1997, August 13, 1998, March 3, 1999, September 1, 1999 and February 18, 2000. The aggregate number of shares of common stock which may be issued under the 1996 stock plan is 5,284,302. Under the 1996 stock plan, we are authorized to grant incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common stock to employees, officers, directors and consultants.

     The 1996 stock plan is currently administered by the board of directors. Subject to the provisions of the 1996 stock plan, the board of directors or a committee of the board of directors has the authority to select the persons to whom stock options, awards and purchase rights are granted and to determine the terms of each stock option, award and purchase right.

     Options granted under the 1996 stock plan are exercisable within ten years of the original grant date. Initial options granted to employees generally become exercisable one year from the vesting start date with respect to 25% of the shares originally granted under the option. Thereafter, the options become exercisable monthly over each of the next thirty-six months with respect to approximately 2.08% of the shares originally granted under the option. Follow-on options granted to employees generally become exercisable monthly with respect to approximately 2.08% of the shares originally granted under the option, starting one month after the vesting start date. Options may be granted which are immediately exercisable subject to repurchase by us at the original price for all of the shares up until one year following the date of grant, at which time our right to repurchase terminates with respect to 25% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over the next 36 months with respect to approximately 2.08% of the shares originally granted under the option. The board of directors or a board committee may specify a different vesting schedule for any particular grant.

     An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award. No stock option may be exercised more than three months following the date the recipient ceases to be a consultant or employee, and no incentive stock option may be exercised following termination of employment for cause. Incentive stock options are exercisable for a maximum of six months following termination due to death or disability. The 1996 stock plan provides that the board of directors or a board committee has the right to accelerate the date that any installment of an option becomes exercisable.

     As of August 31, 2000, options to purchase 2,878,279 shares of common stock were outstanding under the 1996 stock plan. Upon the closing of this offering, and assuming the offering closed as of August 31, 2000, the authorization to grant options to purchase 511,566 shares of our common stock under the 1996 stock plan will terminate, although options granted prior to this offering under the 1996 stock plan that are subsequently returned to us because they did not vest or were not timely exercised may be regranted.

  2000 Stock Option and Incentive Plan

     In September 2000, our board of directors approved our 2000 Stock Option and Incentive Plan, to become effective on the closing of the offering. The aggregate number of shares of common stock which may be issued under the 2000 stock plan is 2,500,000 shares. In addition, the number of shares reserved under the 2000 stock plan will automatically be increased on the first day of each of our fiscal years beginning in 2002 and ending in 2010 in an amount equal to the lesser of 2,000,000 shares or 6.5% of our total shares outstanding on the last day of the preceding fiscal year, unless the board of directors determines to increase the amount by a lesser number of shares.

     Under the 2000 stock plan, we are authorized to grant incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common stock to our employees, officers, directors and consultants. The maximum number of shares that may be granted to any employee under the 2000 stock plan shall not exceed 1,000,000 shares of common stock during any calendar year.

     The 2000 stock plan will be administered by the board of directors or a board committee. Subject to the provisions of the 2000 stock plan, the board of directors or a board committee each has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash or stock or by any other method approved by the board or a board committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities and Exchange Act of 1934. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

     Each of the board of directors or a board committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2000 stock plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the board or a board committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 2000 stock plan may be exercised.

  2000 Employee Stock Purchase Plan

     In September 2000, our board of directors approved our 2000 Employee Stock Purchase Plan, to become effective on the closing of the offering. The purchase plan provides for the issuance of a maximum of 450,000 shares of common stock. In addition, the number of shares reserved under the purchase plan will automatically be increased on the first day of each of our fiscal years beginning in 2002 and ending in 2010 in an amount equal to the lesser of 350,000 shares or 1.0% of our total shares outstanding on the last day of the preceding fiscal year, unless the board of directors determines to increase the amount by a lesser number of shares.

     The purchase plan is administered by the board of directors or a board committee. Employees who are customarily employed for more than 20 hours per week and for more than five months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the purchase plan, except that with respect to the first offering period, all employees at our company as of the date of this prospectus are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan. To participate in the purchase plan, an employee must authorize us to deduct an amount not less than 1% nor more than 10% of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period will commence on the date on which our common stock is first publicly traded and end on April 30, 2001. Thereafter, the payment periods will commence on the first day of May and November, and end on the last day of the following October and April, respectively, of each year. In no case shall an employee be entitled to purchase more than 750 shares of common stock in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. For purposes of determining the exercise price, the date on which our common stock is first publicly traded is deemed to be the first business day of the payment period for the first two payment periods.

     If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the purchase plan.

CHANGE OF CONTROL ARRANGEMENTS

     We have entered into agreements with each of Jeffrey R. Beir, our president and chief executive officer, and R. Pito Salas, our senior vice president of technology, chief technology officer and secretary, that provide that upon the consummation of a sale of our company, 50% of the executive's unvested options will vest and become immediately exercisable. We have also entered into agreements with Robert L. Lentz, our senior vice president of finance and chief financial officer, and Ralph Breslauer, our senior vice president of field operations, that provide that upon the consummation of a sale of our company, 50% of our right to repurchase their restricted stock will terminate. A "sale of the company" means:

     - any merger or consolidation which results in the voting shares outstanding immediately prior to the merger or consolidation, representing immediately after the merger or consolidation, less than 50% of the voting power of the surviving entity;

     - a sale of all or substantially all of our assets; or

     - the sale of our shares in a single transaction or a series of related transactions, representing at least 50% of the voting power of our voting shares.

     Upon the consummation of a sale of our company, 100% of the unvested options held by Messrs. Beir and Salas will vest and become immediately exercisable and 100% of our right to repurchase Mr. Lentz and Mr. Breslauer's restricted stock will terminate if, at the time of the consummation of the sale of our company, the executive officer is not offered employment by the acquiror with the terms described below or if those terms are violated, or the executive officer is terminated without cause, within 12 months following the sale of our company. The terms are as follows:

     - the executive officer must be paid at the same or higher total compensation level than the level then in effect for the executive officer prior to the sale of our company;

     - the executive officer's responsibilities are not materially reduced from the level of responsibilities undertaken by the executive officer prior to the sale of our company; and

     - the executive officer must not be required to relocate outside a 40-mile radius of the location of our principal office prior to the sale of our company.

     We have also entered into an agreement with Mr. Lentz that provides that, in connection with a sale of our company, if the terms described above are violated, or if he is terminated without cause within 12 months after a sale of the company, he will be entitled to continue to receive compensation and benefits for a period of six months from the date of termination of employment.

     The compensation committee of the board of directors, as administrator of the 1996 stock plan and the 2000 stock plan, can provide for accelerated vesting of the shares of common stock subject to outstanding options or accelerate the release of rights to repurchase restricted stock held by any of our executive officers or directors in connection with specified changes of control of our company. The accelerated vesting and release of rights to repurchase may be conditioned on the termination of the individual's employment following the change of control.

     Each of our executive officers has signed a non-competition agreement for a one-year period after termination of employment.

401(k) Plan

     We have a 401(k) plan covering our full-time employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Consequently, contributions by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to 15% (up to the statutorily prescribed annual limit) and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. Since April 2000, our practice has been to match 50% of an employee's contributions, up to a maximum matching contribution of 3% of the employee's compensation.

                           RELATED PARTY TRANSACTIONS

ORGANIZATION OF eROOM TECHNOLOGY

     In connection with our formation in June 1996, we sold 1,500 shares of our common stock at a price of $33.33 per share for gross proceeds of $24,997.50 to our founders, Jeffrey R. Beir and R. Pito Salas. In July 1996, we issued a cash dividend in the amount of $13.79 per share and effected a 1,953.48934-for-one stock split in the form of a stock dividend of 1,952.48934 shares of common stock for each outstanding share of our common stock.

SALE OF PREFERRED STOCK

     In July 1996 and May 1997, we sold an aggregate of 3,565,000 shares of series A redeemable convertible preferred stock at a price of $1.00 per share, for gross proceeds of $3.6 million.

     - We sold 1,712,500 of the shares to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. for a total purchase price of $1.7 million. Timothy A. Barrows, one of our directors, is affiliated with Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. Matrix Partners IV, L.P. owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

     - We sold 1,712,500 of the shares to North Bridge Venture Partners, L.P. for a total purchase price of $1.7 million. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P. North Bridge Venture Partners, L.P. owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

     In August 1997, we sold 2,851,065 shares of series B redeemable convertible preferred stock at a price of $2.35 per share, for gross proceeds of $6.7 million.

     - We sold 638,298 of the shares to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. for a total purchase price of $1.5 million.

     - We sold 1,523,405 of the shares to New Enterprise Associates VII, Limited Partnership, NEA Presidents' Fund, L.P. and NEA Ventures 1997, L.P. for a total purchase price of $3.6 million. New Enterprise Associates VII Limited Partnership owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

     - We sold 638,298 of the shares to North Bridge Venture Partners, L.P. for a total purchase price of $1.5 million.

     In August 1998, we sold 1,250,000 shares of series B-1 redeemable convertible preferred stock at a price $2.80 per share, for gross proceeds of $3.5 million, to Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund, L.P. Ronald Nordin, one of our directors, is affiliated with Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund, L.P. Atlas Venture Fund III, L.P. owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

     In September and October 1999, we sold an aggregate of 3,236,918 shares of series C redeemable convertible preferred stock at a price of $4.80 per share, for gross proceeds of $15.5 million.

     - We sold 209,030 of the shares to Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund, L.P. for a total purchase price of $1.0 million.

     - We sold 1,250,000 of the shares to HarbourVest Partners VI-Direct Fund L.P. for a total purchase price of $6.0 million. Thomas F. Bogan, one of our directors, was designated as a director by HarbourVest. HarbourVest Partners VI-Direct Fund L.P. owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

     - We sold 393,110 shares to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. for a total purchase price of $1.9 million.

     - We sold 254,750 of the shares to New Enterprise Associates VII, Limited Partnership for a total purchase price of $1.2 million.

     - We sold 393,110 of the shares to North Bridge Venture Partners, L.P. for a total purchase price of $1.9 million.

     In April and July 2000, we sold an aggregate of 2,009,571 shares of series D redeemable convertible preferred stock at a price of $10.45 per share, for gross proceeds of $21.0 million.

     - We sold 122,651 of our series D redeemable convertible preferred stock to North Bridge Venture Partners, L.P. for a total purchase price of $1.3 million.

     - We sold 122,651 of our series D redeemable convertible preferred stock to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. for a total purchase price of $1.3 million.

     - We sold 79,482 of our series D redeemable convertible preferred stock to New Enterprise Associates VII, Limited Partnership for a total purchase price of $800,000.

     - We sold 65,218 of our series D redeemable convertible preferred stock to Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund III, L.P. for a total purchase price of $700,000.

     - We sold 55,874 of our series D redeemable convertible preferred stock to HarbourVest Partners VI-Direct Fund, L.P. for a total purchase price of $600,000.

RELATIONSHIP WITH FORD MOTOR COMPANY

     In March 2000, we entered into a license agreement with Ford Motor Company. Under the agreement, we granted Ford a license to use our eRoom software and agreed to provide specified maintenance and other support services and Ford agreed to pay us $5.3 million.

     In April 2000, we sold 956,938 shares of our series D redeemable convertible preferred stock to Ford. The purchase price was $10.45 per share, resulting in $10.0 million of gross proceeds to us. Ford owns more than 5% of our outstanding common stock, assuming conversion of the preferred stock owned by it.

REGISTRATION RIGHTS

     We entered into an investor rights agreement granting registration rights to the securityholders listed above and each of our other preferred stockholders. For more information on these registration rights, please see the section titled "Description of Capital Stock -- Registration Rights."

EMPLOYMENT AND COMPENSATION ARRANGEMENTS

     We also have entered into agreements with some of our executive officers. For more information about these employment arrangements, please see the section titled "Management -- Change of Control Arrangements."

     In addition, we have granted options to some of our directors and executive officers. Please see the sections titled "Management -- Director Compensation," "-- Option Grants" and "-- Stock Plans" and "Principal Stockholders" for more information on the options we granted to some of our directors and executive officers.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unrelated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the outside independent and disinterested directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2000 and as adjusted to reflect the sale of the common stock offered hereby for:

     - each person or entity who is known by us to own beneficially 5% or more of our outstanding common stock;

     - each of our directors;

     - each of the named executive officers; and

     - all of our directors and executive officers as a group.

     Each individual or entity named below has agreed with the underwriters not to sell any of our common stock during the period ending 180 days after the date of this prospectus.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power for the shares of common stock listed opposite its name below, subject to community property laws, where applicable. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. Percentage of beneficial ownership is based on:

     - 17,737,245 shares outstanding as of August 31, 2000; and

     -                shares outstanding after completion of this offering.

     All options exercisable within 60 days of August 31, 2000, are reported under the "Right to Acquire" column. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

     Unless otherwise indicated, the principal address of each of the stockholders in the table below is c/o eRoom Technology, Inc., 725 Concord Avenue, Cambridge, Massachusetts 02138.

                                                                                     PERCENTAGE
                                                                                      OF SHARES
                                           NUMBER OF SHARES BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                           -----------------------------------   -------------------
                                           OUTSTANDING   RIGHT TO     TOTAL       BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES      ACQUIRE      NUMBER     OFFERING   OFFERING
------------------------------------       -----------   --------   ----------   --------   --------
Matrix Partners entities(1)..............   2,866,559         --     2,866,559     16.2%
  Bay Colony Corporate Center
  1000 Winter Street, Suite 4500
  Waltham, MA 02451
North Bridge Venture Partners, L.P.......   2,866,559         --     2,866,559     16.2
  950 Winter Street, Suite 4600
  Waltham, MA 02451
New Enterprise Associates entities(2)....   1,857,637         --     1,857,637     10.5
  1119 St. Paul Street
  Baltimore, MD 21202
Atlas Venture entities(3)................   1,524,248         --     1,524,248      8.6
  222 Berkeley Street
  Suite 1950
  Boston, MA 02116
HarbourVest Partners VI-Direct Fund
  L.P....................................   1,305,874         --     1,305,874      7.4
  One Financial Center
  44th Floor
  Boston, MA 02111

                                                                                     PERCENTAGE
                                                                                      OF SHARES
                                           NUMBER OF SHARES BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                           -----------------------------------   -------------------
                                           OUTSTANDING   RIGHT TO     TOTAL       BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES      ACQUIRE      NUMBER     OFFERING   OFFERING
------------------------------------       -----------   --------   ----------   --------   --------
Ford Motor Company.......................     956,938         --       956,938      5.4%
  1 American Road
  Dearborn, MI 48126
Jeffrey R. Beir(4).......................   1,430,117     18,747     1,448,864      8.2
R. Pito Salas(5).........................   1,434,117      6,249     1,440,366      8.1
Timothy Barrows(6).......................   2,866,559      --        2,866,559     16.2
Richard D'Amore(7).......................   2,866,559      --        2,866,559     16.2
Ronald Nordin(8).........................   1,524,248      --        1,524,248      8.6
Thomas F. Bogan..........................          --      1,560         1,560        *
David A. Litwack.........................          --      1,560         1,560        *
All directors and executive officers as a
  group (nine persons)(9)................  10,414,100    198,116    10,612,216     59.2%

-------------------------
  *  Represents less than 1%.

 (1) Represents 2,723,231 shares held by Matrix Partners IV, L.P. and 143,328 shares held by Matrix IV Entrepreneurs Fund, L.P.

 (2) Represents 1,834,232 shares held by New Enterprise Associates VII, Limited Partnership, 21,277 shares held by NEA Presidents' Fund, L.P. and 2,128 shares held by NEA Ventures 1997, L.P.

 (3) Represents 1,491,812 shares held by Atlas Venture Fund III, L.P. and 32,436 shares held by Atlas Venture Entrepreneurs' Fund III, L.P.

 (4) Includes 1,190,117 shares held by Mr. Beir and 240,000 shares held by the Beir Irrevocable Trust, a trust created for the benefit of certain members of Mr. Beir's immediate family. Mr. Beir disclaims beneficial ownership of the shares held by the Beir Irrevocable Trust.

 (5) Includes 1,330,117 shares held by Mr. Salas, 4,000 shares held by Christine Salas, as custodian for the benefit of Daniel A. Salas, Mr. Salas' son and 100,000 shares held by the R. Pito Salas Grantor Retained Annuity Trust, a trust created for the benefit of Daniel A. Salas, referred to as the Salas GRAT. Mr. Salas disclaims beneficial ownership of the shares held by (i) the Salas GRAT, except to the extent of his pecuniary interest, if any, and
     (ii) Christine Salas, as custodian for Daniel A. Salas. Mr. Salas is the sole trustee of the Salas GRAT and has sole voting and dispositive power over the shares held in the Salas GRAT.

 (6) Represents 2,866,559 shares beneficially owned by the Matrix Partners entities. Mr. Barrows is a general partner of Matrix IV Management Co., L.P., which is the general partner of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. Mr. Barrows disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

 (7) Represents 2,866,559 shares beneficially owned by North Bridge Venture Partners, L.P. Mr. D'Amore is a general partner of North Bridge Venture Management, L.P., which is the general partner of North Bridge Venture Partners, L.P. Mr. D'Amore disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

 (8) Represents 1,524,248 shares beneficially owned by the Atlas Venture entities. Mr. Nordin is a vice president of Atlas Venture Associates III, Inc., which is the general partner of Atlas Venture Associates III, L.P., which is a general partner of Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund III, L.P.

 (9) We currently have the right to repurchase at the exercise price 292,500 of the 10,414,100 shares under the outstanding shares column and 170,000 of the 198,116 shares underlying options exercisable within 60 days of August 31, 2000 under the right to acquire column.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, we will be authorized to issue 95,000,000 shares of common stock, par value $0.01, and 15,000,000 shares of preferred stock, par value $0.01. The following description of our securities is subject to and qualified by our charter and by-law documents which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable Delaware law.

COMMON STOCK

     As of August 31, 2000, there were 17,737,245 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding preferred stock upon completion of this offering. The shares were held of record by 140 stockholders.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and vote together as a single class with the holders of any then outstanding preferred stock. Holders of common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the board of directors out of funds legally available for that purpose subject to any preferential rights of any then outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of any then outstanding preferred stock. Common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock being offered by us will be fully paid and nonassessable as of the completion of this offering.

PREFERRED STOCK

     Immediately prior to this offering, our Fifth Amended and Restated Certificate of Incorporation, as amended, provided for five series of preferred stock:

     - series A redeemable convertible preferred stock, of which 3,565,000 shares were issued and outstanding;

     - series B redeemable convertible preferred stock, of which 2,851,065 shares were issued and outstanding;

     - series B-1 redeemable convertible preferred stock, of which 1,250,000 shares were issued and outstanding;

     - series C redeemable convertible preferred stock, of which 3,236,918 shares were issued and outstanding; and

     - series D redeemable convertible preferred stock, of which 2,009,571 shares were issued and outstanding.

     Upon the completion of this offering, each outstanding share of preferred stock will convert automatically into one share of common stock.

     Upon the completion of this offering, the board of directors will be authorized, without stockholder approval, from time to time to issue up to an aggregate of 15,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     After the offering, the holders of 16,242,788 shares of outstanding common stock and common stock issuable upon the exercise of stock options will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the agreements between us and the holders of those registrable shares, if we propose to register any of our securities under the Securities Act, either for our own account or for other security holders exercising registration rights, those holders are entitled to include their shares of common stock in the registration. Additionally, some holders are also entitled to specified demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, certain holders may require us to file additional registration statements of Form S-3 at our expense. All of these registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration more than once in any 18-month period or within 180 days of this offering.

DELAWARE ANTI-TAKEOVER PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

CHARTER AND BY-LAWS ANTI-TAKEOVER PROVISIONS

     The Sixth Amended and Restated Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of 75% of the shares of our capital stock entitled to vote. Under our Amended and Restated By-laws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors.

     The Sixth Amended and Restated Certificate of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated By-laws provide that special meetings of the stockholders may only be called by the chairman of the board of directors, a majority of the board of directors, the chief executive officer or the president of our company. The Amended and Restated By-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to our company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even if it acquired a majority of our outstanding voting securities of, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Sixth Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the Sixth Amended and Restated Certificate of Incorporation. The Amended and Restated By-Laws may be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote. The Amended and Restated By-Laws may also be amended or repealed by a majority vote of our board of directors. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Sixth Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts of omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

     The Amended and Restated By-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in their capacity as an director, officer, employee or agent, regardless of whether the by-laws would permit indemnification. We intend to obtain an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

     The limited liability and indemnification provisions in our Sixth Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our Sixth Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws described above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .

LISTING

     We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "ERMT."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

NUMBER OF SHARES

     After this offering,                shares of common stock will be
outstanding, assuming the issuance of an aggregate of                shares of
common stock. The number of shares outstanding after this offering is based on the number of shares outstanding as of August 31, 2000 and assumes no exercise
of outstanding options. The                shares sold in this offering will be
freely tradable without restriction under the Securities Act.

     The remaining                shares of common stock held by existing
stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below. Of these restricted shares,

     - shares will be available for resale in the public market in reliance on Rule 144(k) immediately following this offering, of which shares are subject to lock-up agreements described below;

     - shares will be available for resale in the public market in reliance on Rule 144 beginning 90 days following this offering, of
       which                shares are subject to lock-up agreements; and

     - shares become eligible for resale in the public market at various dates beginning 90 days following this offering, of which shares are subject to lock-up agreements.

LOCK-UP AGREEMENTS

     Each of our executive officers and directors, and other stockholders who
will own in the aggregate                shares of common stock after the
offering, have entered into lock-up agreements generally providing that they will not:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Thomas Weisel Partners LLC.

     Thomas Weisel Partners LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     We have agreed not to sell or dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock option plans.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately        shares immediately after this offering;
       or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, our employees, officers, directors and consultants who purchased shares of our common stock in connection with written compensatory benefit plans or written contracts relating to the compensation of the purchaser, may rely on Rule 701 to resell those shares. The SEC has indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercises of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and beginning 90 days after the date of this prospectus:

     - may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

     - may be sold by affiliates under Rule 144 without complying with its one-year minimum holding requirement.

STOCK OPTIONS

     At August 31, 2000:

     - we had reserved an aggregate of 5,284,302 shares of common stock for issuance under the 1996 stock plan, and options to purchase 2,878,279 shares were outstanding under the 1996 stock plan; and

     - we had reserved an aggregate of 2,500,000 shares of common stock for issuance under the 2000 stock plan, and no options were outstanding under the 2000 stock plan.

     As soon as practicable following the offering, we intend to file a registration statement under the Securities Act to register shares of common stock reserved for issuance under our stock option plans. This registration statement will automatically become effective immediately upon filing. Any shares issued upon the exercise of stock options will be eligible for immediate public sale, subject to the lock-up agreements noted above.

REGISTRATION RIGHTS

     After the completion of this offering, holders of 16,242,788 shares of outstanding common stock and common stock issuable upon the exercise of stock options will be entitled to specific rights to register those shares for sale in the public market. See "Description of Capital Stock -- Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration.

                                  UNDERWRITING

GENERAL

     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, SG Cowen Securities Corporation and Wit SoundView Corporation, has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Thomas Weisel Partners LLC..................................
SG Cowen Securities Corporation.............................
Wit SoundView Corporation...................................
  Total.....................................................

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to
purchase up to a total of      additional shares of our common stock from us at
the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may reallow,
concessions, not in excess of $     per share of common stock, to these other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                      TOTAL
                                                  ---------------------------------------------
                                                                  WITHOUT             WITH
                                                  PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                  ---------    --------------    --------------
Underwriting discounts and commissions paid by
  us............................................   $             $                 $
Expenses payable by us..........................   $             $                 $

RESERVED SHARES

     The underwriters, at our request, have reserved for sale at the initial
public offering price up to      shares of common stock to be sold in this
offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.

NO SALES OF SIMILAR SECURITIES

     All of our directors, officers and securityholders have agreed or have a contractual obligation to agree, subject to specified exceptions, generally not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus. These holders have also generally agreed not to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for the same period without the prior written consent of Thomas Weisel Partners LLC.

     We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 208 filed public offerings of equity securities, of which 144 have been completed, and has acted as a syndicate member in an additional 121 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined through negotiations between us and representatives of the underwriters. Some of the factors to be considered in these negotiations include our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "ERMT." We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

     The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed 5% of the shares offered.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to them. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters from us under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any stabilization or other transaction. These transactions may be effected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

OTHER MATTERS

     A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView Corporation's strategic partner, E*Trade Securities, Inc., and may be made available on websites maintained by other underwriters or selected dealers. Other than the prospectus in electronic format, the information on the website maintained by E*Trade Securities, other underwriters and any selected dealers relating to this offering is not part of this prospectus and has not been approved or endorsed by us or any underwriter, other than Wit SoundView and such other underwriters and selected dealers.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered by this prospectus will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus about any contract or other document are not necessarily complete. Statements made about any contract or document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms. If a document has been filed as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

     Copies of all or any portion of the registration statement can be obtained from, and inspected and copied at, the public reference room at the SEC's Headquarters Office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies are available at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's website located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of the documents that we file electronically with the SEC through the SEC's website located at http://www.sec.gov. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                             eROOM TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1999,
  June 30, 2000 (unaudited) and pro forma June 30, 2000
  (unaudited)...............................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 (unaudited) and 2000 (unaudited)............  F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 (unaudited) and 2000 (unaudited)............  F-5
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Deficit for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 2000 (unaudited).................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of eRoom Technology, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of eRoom Technology, Inc. (formerly, Instinctive Technology, Inc.) and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
April 28, 2000, except for Note 12
as to which the date is September 26, 2000
                             eROOM TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,                           PRO FORMA
                                                              ---------------------------     JUNE 30,       JUNE 30,
                                                                  1998           1999           2000           2000
                                                              ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,516,648   $ 13,094,048   $  3,038,638   $  3,038,638
  Short-term investments....................................            --             --     12,377,863     12,377,863
  Accounts receivable, net of allowance for doubtful
    accounts of $64,000 at December 31, 1998 and $275,000 at
    December 31, 1999, June 30, 2000 (unaudited) and pro
    forma June 30, 2000 (unaudited), respectively...........     1,165,517      2,113,968      6,029,907      6,029,907
  Prepaid expenses and other current assets.................       130,113        217,543        897,346        897,346
                                                              ------------   ------------   ------------   ------------
      Total current assets..................................     4,812,278     15,425,559     22,343,754     22,343,754
Property and equipment, net.................................       484,840      1,042,450      1,851,034      1,851,034
Other assets................................................        38,876        118,160        676,205        676,205
                                                              ------------   ------------   ------------   ------------
      Total assets..........................................  $  5,335,994   $ 16,586,169   $ 24,870,993   $ 24,870,993
                                                              ============   ============   ============   ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $     37,430   $         --   $         --   $         --
  Accounts payable..........................................       217,890        902,358      1,065,156      1,065,156
  Accrued expenses..........................................        93,087        540,219        874,284        874,284
  Accrued payroll and benefits..............................       417,608        826,632      1,801,425      1,801,425
  Deferred revenue..........................................     1,602,990      4,946,410     10,247,603     10,247,603
                                                              ------------   ------------   ------------   ------------
      Total current liabilities.............................     2,369,005      7,215,619     13,988,468     13,988,468
Deferred revenue............................................       183,750        306,750      3,683,031      3,683,031
                                                              ------------   ------------   ------------   ------------
      Total liabilities.....................................     2,552,755      7,522,369     17,671,499     17,671,499
                                                              ------------   ------------   ------------   ------------
Commitments and contingencies (Note 11).....................            --             --             --             --
Redeemable convertible preferred stock (Note 6):
  Series A redeemable convertible preferred stock; $.01 par
    value; 3,565,000 shares authorized, issued and
    outstanding at December 31, 1998 and 1999 and June 30,
    2000 (unaudited); no shares authorized, issued and
    outstanding pro forma June 30, 2000 (unaudited)
    (liquidation preference $3,565,000 at December 31,
    1999)...................................................     3,565,000      3,565,000      3,565,000             --
  Series B redeemable convertible preferred stock; $.01 par
    value; 2,851,065 shares authorized, issued and
    outstanding at December 31, 1998 and 1999 and June 30,
    2000 (unaudited); no shares issued and outstanding pro
    forma June 30, 2000 (unaudited) (liquidation preference
    $6,700,000 at December 31, 1999)........................     6,700,000      6,700,000      6,700,000             --
  Series B-1 redeemable convertible preferred stock; $.01
    par value; 1,250,000 shares authorized, issued and
    outstanding at December 31, 1998 and 1999 and June 30,
    2000 (unaudited); no shares authorized, issued and
    outstanding pro forma June 30, 2000 (unaudited)
    (liquidation preference $3,500,000 at December 31,
    1999)...................................................     3,500,000      3,500,000      3,500,000             --
  Series C redeemable convertible preferred stock; $.01 par
    value; 3,236,918 shares authorized, issued and
    outstanding at December 31, 1999 and June 30, 2000
    (unaudited); no shares authorized, issued and
    outstanding at December 31, 1998 and pro forma June 30,
    2000 (unaudited) (liquidation preference $15,537,206 at
    December 31, 1999)......................................            --     15,537,206     15,537,206             --
  Series D redeemable convertible preferred stock; $.01 par
    value; 956,938 shares authorized, issued and outstanding
    at June 30, 2000 (unaudited); no shares authorized,
    issued and outstanding at December 31, 1998 and 1999 and
    pro forma June 30, 2000 (unaudited).....................            --             --     10,000,002             --
                                                              ------------   ------------   ------------   ------------
      Total redeemable convertible preferred stock..........    13,765,000     29,302,206     39,302,208             --
                                                              ------------   ------------   ------------   ------------
Stockholders' equity (deficit) (Notes 6 and 7):
  Common stock; $.01 par value; 15,000,000, 19,125,000,
    60,000,000 and 60,000,000 shares authorized at December
    31, 1998, 1999 and June 30, 2000 (unaudited) and pro
    forma June 30, 2000 (unaudited), respectively;
    3,034,544, 3,659,040, 4,754,845 and 16,614,766 shares
    issued and outstanding at December 31, 1998 and 1999 and
    June 30, 2000 (unaudited) and pro forma June 30, 2000
    (unaudited), respectively...............................        30,345         36,590         47,548        166,148
Additional paid-in capital..................................     1,104,257      4,913,623     14,526,824     53,710,432
Deferred stock-based compensation...........................      (904,997)    (4,073,194)   (11,404,766)   (11,404,766)
Accumulated deficit.........................................   (11,211,366)   (21,115,425)   (35,272,320)   (35,272,320)
                                                              ------------   ------------   ------------   ------------
      Total stockholders' equity (deficit)..................   (10,981,761)   (20,238,406)   (32,102,714)     7,199,494
                                                              ------------   ------------   ------------   ------------
      Total liabilities, redeemable convertible preferred
        stock and stockholders' equity (deficit)............  $  5,335,994   $ 16,586,169   $ 24,870,993   $ 24,870,993
                                                              ============   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             eROOM TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     JUNE 30,
                                          ----------------------------------------   --------------------------
                                             1997          1998           1999          1999           2000
                                          -----------   -----------   ------------   -----------   ------------
                                                                                            (UNAUDITED)
Revenue:
  Product license.......................  $    10,042   $   814,049   $  3,339,958   $ 1,214,870   $  4,530,147
  Services..............................           --        12,000        247,694        58,701        459,895
                                          -----------   -----------   ------------   -----------   ------------
         Total revenue..................       10,042       826,049      3,587,652     1,273,571      4,990,042
                                          -----------   -----------   ------------   -----------   ------------
Operating expenses:
  Cost of product license revenue,
    exclusive of $0, $203, $50,234,
    $6,948 and $70,934, respectively,
    reported below as stock-based
    compensation........................       27,996       256,589        619,671       222,157        827,400
  Cost of services revenue, exclusive of
    $0, $21, $21,229, $1,931 and
    $58,025, respectively, reported
    below as stock-based compensation...           --        25,988        189,315        45,125        385,944
  Research and development, exclusive of
    $0, $7,471, $92,975, $27,225 and
    $293,802, respectively, reported
    below as stock-based compensation...    2,015,190     2,351,356      3,010,027     1,439,026      4,072,569
  Sales and marketing, exclusive of $0,
    $4,525, $228,437, $83,882 and
    $523,961, respectively, reported
    below as stock-based compensation...    1,769,751     3,796,931      7,192,772     2,902,262     10,586,633
  General and administrative, exclusive
    of $0, $9,622, $181,904, $82,016 and
    $564,930, respectively, reported
    below as stock-based compensation...      374,330       872,046      2,129,630       940,555      2,109,226
  Employee stock-based compensation
    expense.............................           --        21,842        574,779       202,002      1,511,652
                                          -----------   -----------   ------------   -----------   ------------
         Total operating expenses.......    4,187,267     7,324,752     13,716,194     5,751,127     19,493,424
                                          -----------   -----------   ------------   -----------   ------------
Loss from operations....................   (4,177,225)   (6,498,703)   (10,128,542)   (4,477,556)   (14,503,382)
Interest income.........................      161,897       209,266        287,832        49,076        387,757
Interest expense........................      (21,885)       (8,725)        (1,495)         (219)            --
                                          -----------   -----------   ------------   -----------   ------------
Net loss................................  $(4,037,213)  $(6,298,162)  $ (9,842,205)  $(4,428,699)  $(14,115,625)
                                          ===========   ===========   ============   ===========   ============
Basic and diluted net loss per share....  $     (3.63)  $     (3.60)  $      (3.89)  $     (1.92)  $      (3.52)
                                          ===========   ===========   ============   ===========   ============
Shares used in computing basic and
  diluted net loss per share............    1,111,502     1,749,163      2,530,595     2,302,210      4,012,172
                                          ===========   ===========   ============   ===========   ============
Pro forma basic and diluted net loss per
  share (unaudited).....................                              $      (0.84)                $      (0.74)
                                                                      ============                 ============
Shares used in computing pro forma basic
  and diluted net loss per share
  (unaudited)...........................                                11,752,820                   18,980,175
                                                                      ============                 ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             eROOM TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                    JUNE 30,
                                        ---------------------------------------   --------------------------
                                           1997          1998          1999          1999           2000
                                        -----------   -----------   -----------   -----------   ------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net loss............................  $(4,037,213)  $(6,298,162)  $(9,842,205)  $(4,428,699)  $(14,115,625)
  Adjustments to reconcile net loss to
    net cash used by operating
    activities:
    Stock-based compensation
       expense........................      133,750        55,192       592,863       211,632      1,705,788
    Depreciation......................      114,073       235,123       327,865       144,749        361,454
    Income from short-term
       investments....................           --            --            --            --        (84,426)
    Provision for doubtful accounts...        1,518        70,212       267,894       104,624         59,435
    Loss on disposal of fixed
       assets.........................        3,468            --         3,889            --             --
    Changes in assets and liabilities:
       Accounts receivable............      (74,889)   (1,162,358)   (1,216,345)     (141,909)    (3,975,374)
       Prepaid expenses and other
         assets.......................     (130,010)        3,979      (166,714)        7,058       (759,700)
       Accounts payable...............      142,334        61,119       684,468       224,053        162,798
       Accrued expenses...............       89,570       (52,236)      447,132       464,749        334,065
       Accrued payroll and benefits...      146,382       294,680       409,024      (110,537)       974,793
       Deferred revenue...............      150,779     1,635,962     3,466,420     1,069,886      8,677,474
                                        -----------   -----------   -----------   -----------   ------------
         Net cash used by operating
           activities.................   (3,460,238)   (5,156,489)   (5,025,709)   (2,454,394)    (6,659,318)
                                        -----------   -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Purchases of short-term
    investments.......................           --            --            --            --    (12,293,437)
  Purchases of fixed assets...........     (479,232)     (215,564)     (889,364)     (157,664)    (1,170,038)
  Proceeds from sale of fixed
    assets............................       25,000            --            --            --             --
                                        -----------   -----------   -----------   -----------   ------------
         Net cash used by investing
           activities.................     (454,232)     (215,564)     (889,364)     (157,664)   (13,463,475)
                                        -----------   -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Borrowings under line of credit.....       53,442            --            --            --             --
  Repayment of borrowings under line
    of credit.........................      (74,859)     (112,288)      (37,430)      (37,430)            --
  Proceeds from issuance of redeemable
    convertible preferred stock, net
    of issuance costs.................    6,733,196     3,458,675    15,475,352            --      9,958,732
  Proceeds from issuance of common
    stock.............................          150        11,181        54,551        12,229        586,799
  Stock issuance costs................           --            --            --            --       (478,148)
                                        -----------   -----------   -----------   -----------   ------------
         Net cash provided (used) by
           financing activities.......    6,711,929     3,357,568    15,492,473       (25,201)    10,067,383
                                        -----------   -----------   -----------   -----------   ------------
Net increase (decrease) in cash and
  cash equivalents....................    2,797,459    (2,014,485)    9,577,400    (2,637,259)   (10,055,410)
Cash and cash equivalents, beginning
  of period...........................    2,733,674     5,531,133     3,516,648     3,516,648     13,094,048
                                        -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents, end of
  period..............................  $ 5,531,133   $ 3,516,648   $13,094,048   $   879,389   $  3,038,638
                                        ===========   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow
  information:
Cash paid for interest................  $    18,253   $     9,425   $     1,994   $       719   $         --

  The accompanying notes are an integral part of these consolidated financial statements.

                             eROOM TECHNOLOGY, INC.
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT

                                                                                         STOCKHOLDERS' DEFICIT
                                                         REDEEMABLE CONVERTIBLE    ----------------------------------
                                                            PREFERRED STOCK            COMMON STOCK
                                                        ------------------------   --------------------   ADDITIONAL
                                                        NUMBER OF     CARRYING     NUMBER OF   $.01 PAR     PAID-IN
                                                          SHARES        VALUE       SHARES      VALUE       CAPITAL
                                                        ----------   -----------   ---------   --------   -----------
Balance at December 31, 1996..........................   3,500,000   $ 3,500,000   2,931,734   $29,317    $        15
  Issuance of Series A redeemable convertible
    preferred
    stock.............................................      65,000        65,000         --         --             --
  Issuance of Series B redeemable convertible
    preferred stock, including issuance costs of
    $31,804...........................................   2,851,065     6,700,000         --         --             --
  Issuance of common stock subject to restriction.....          --            --     15,000        150          1,350
  Stock options granted to non-employees..............          --            --         --         --        133,750
  Net loss............................................          --            --         --         --             --
                                                        ----------   -----------   ---------   -------    -----------
Balance at December 31, 1997..........................   6,416,065    10,265,000   2,946,734    29,467        135,115
  Issuance of Series B-1 redeemable convertible
    preferred stock, including issuance costs of
    $41,325...........................................   1,250,000     3,500,000         --         --             --
  Issuance of common stock pursuant to the exercise of
    stock options.....................................          --            --     87,810        878         10,303
  Deferred compensation related to stock option
    grants............................................          --            --         --         --        925,489
  Employee stock-based compensation expense...........          --            --         --         --             --
  Stock options granted to non-employees..............          --            --         --         --         33,350
  Net loss............................................          --            --         --         --             --
                                                        ----------   -----------   ---------   -------    -----------
Balance at December 31, 1998..........................   7,666,065    13,765,000   3,034,544    30,345      1,104,257
  Issuance of Series C redeemable convertible
    preferred stock, including issuance costs of
    $61,854...........................................   3,236,918    15,537,206         --         --             --
  Issuance of common stock pursuant to the exercise of
    stock options.....................................          --            --    624,496      6,245         48,306
  Deferred compensation related to stock option
    grants............................................          --            --         --         --      3,742,976
  Employee stock-based compensation expense...........          --            --         --         --             --
  Stock options granted to non-employees..............          --            --         --         --         18,084
  Net loss............................................          --            --         --         --             --
                                                        ----------   -----------   ---------   -------    -----------
Balance at December 31, 1999..........................  10,902,983    29,302,206   3,659,040    36,590      4,913,623
  Issuance of Series D redeemable convertible
    preferred stock, including issuance costs of
    $41,270 (unaudited)...............................     956,938    10,000,002         --         --             --
  Issuance of common stock pursuant to the exercise of
    stock options (unaudited).........................          --            --   1,095,805    10,958        575,841
  Deferred compensation related to stock option grants
    (unaudited).......................................          --            --         --         --      8,843,224
  Employee stock-based compensation expense
    (unaudited).......................................          --            --         --         --             --
  Stock options granted to non-employees
    (unaudited).......................................          --            --         --         --        194,136
  Net loss (unaudited)................................          --            --         --         --             --
                                                        ----------   -----------   ---------   -------    -----------
Balance at June 30, 2000 (unaudited)..................  11,859,921   $39,302,208   4,754,845   $47,548    $14,526,824
                                                        ==========   ===========   =========   =======    ===========

                                                                  STOCKHOLDERS' DEFICIT
                                                        ------------------------------------------

                                                          DEFERRED     ACCUMULATED
                                                        COMPENSATION     DEFICIT         TOTAL
                                                        ------------   ------------   ------------
Balance at December 31, 1996..........................  $         --   $   (802,862)  $   (773,530)
  Issuance of Series A redeemable convertible
    preferred
    stock.............................................            --             --             --
  Issuance of Series B redeemable convertible
    preferred stock, including issuance costs of
    $31,804...........................................            --        (31,804)       (31,804)
  Issuance of common stock subject to restriction.....        (1,350)            --            150
  Stock options granted to non-employees..............            --             --        133,750
  Net loss............................................            --     (4,037,213)    (4,037,213)
                                                        ------------   ------------   ------------
Balance at December 31, 1997..........................        (1,350)    (4,871,879)    (4,708,647)
  Issuance of Series B-1 redeemable convertible
    preferred stock, including issuance costs of
    $41,325...........................................            --        (41,325)       (41,325)
  Issuance of common stock pursuant to the exercise of
    stock options.....................................            --             --         11,181
  Deferred compensation related to stock option
    grants............................................      (925,489)            --             --
  Employee stock-based compensation expense...........        21,842             --         21,842
  Stock options granted to non-employees..............            --             --         33,350
  Net loss............................................            --     (6,298,162)    (6,298,162)
                                                        ------------   ------------   ------------
Balance at December 31, 1998..........................      (904,997)   (11,211,366)   (10,981,761)
  Issuance of Series C redeemable convertible
    preferred stock, including issuance costs of
    $61,854...........................................            --        (61,854)       (61,854)
  Issuance of common stock pursuant to the exercise of
    stock options.....................................            --             --         54,551
  Deferred compensation related to stock option
    grants............................................    (3,742,976)            --             --
  Employee stock-based compensation expense...........       574,779             --        574,779
  Stock options granted to non-employees..............            --             --         18,084
  Net loss............................................            --     (9,842,205)    (9,842,205)
                                                        ------------   ------------   ------------
Balance at December 31, 1999..........................    (4,073,194)   (21,115,425)   (20,238,406)
  Issuance of Series D redeemable convertible
    preferred stock, including issuance costs of
    $41,270 (unaudited)...............................            --        (41,270)       (41,270)
  Issuance of common stock pursuant to the exercise of
    stock options (unaudited).........................            --             --        586,799
  Deferred compensation related to stock option grants
    (unaudited).......................................    (8,843,224)            --             --
  Employee stock-based compensation expense
    (unaudited).......................................     1,511,652             --      1,511,652
  Stock options granted to non-employees
    (unaudited).......................................            --             --        194,136
  Net loss (unaudited)................................            --    (14,115,625)   (14,115,625)
                                                        ------------   ------------   ------------
Balance at June 30, 2000 (unaudited)..................  $(11,404,766)  $(35,272,320)  $(32,102,714)
                                                        ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             eROOM TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

1. NATURE OF THE BUSINESS:

     eRoom Technology, Inc. (the "Company") (formerly, Instinctive Technology, Inc.) was incorporated in Delaware in June 1996. The Company is a provider of business collaboration software products and hosted offerings for professional service firms and manufacturing organizations. The Company's product, eRoom, enables organizations and their suppliers, partners and customers to manage their business relationships over the Internet.

     The Company has a single operating segment, marketing of collaboration software. The Company has no organizational structure dictated by product line, geography or customer type. Primarily all revenue earned to date has been generated from U.S. based customers. During 1999, the Company opened a branch office in the United Kingdom.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions have been eliminated in consolidation.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents, and investments with original maturity dates greater than three months to be short-term investments. Short-term investments consist of high-grade commercial paper and are carried at amortized cost, which approximates fair market value. At December 31, 1998, cash equivalents were comprised of money market funds, repurchase agreements and high-grade commercial paper. At December 31, 1999, cash equivalents were comprised of repurchase agreements and high-grade commercial paper. The money market funds and repurchase agreements were carried at cost, and the high-grade commercial paper was carried at amortized cost, which approximates fair market value.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              ESTIMATED USEFUL LIFE
                                                              ---------------------
Computer equipment, purchased software and internally
  developed software........................................       2 - 3 years
Office equipment............................................         3 years
Furniture and fixtures......................................         5 years
Leasehold improvements......................................  Shorter of lease term or asset useful life

     On disposal, the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results from operations. Repairs and maintenance costs are expensed as incurred.

REVENUE RECOGNITION

     The Company recognizes revenue in accordance with Statement of Position, or SOP, No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-4 and Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. The Company sells its software under perpetual license arrangements that are sold together with a maintenance contract having a specified term, typically one year. Revenue under these arrangements is recognized ratably as product license revenue over the specified maintenance contract term beginning at the time the software is delivered to the customer, provided that the fee is fixed or determinable, evidence of the arrangement exists and collection is probable. Customers may purchase additional maintenance contracts after the initial term at then negotiated prices. Revenue from these contracts is recognized ratably as services revenue over the length of the contract.

     From time to time, customers also purchase professional consulting services, which include best practices, training and implementation assistance. When professional consulting services are sold with software licenses, the value of services-related revenue, based upon vendor specific objective evidence, is deferred until such time that services are delivered. Vendor specific evidence is determined based on the price for which such services are sold separately. Revenue from professional consulting service arrangements are recognized as services revenue as the services are performed, provided that amounts due from customers are fixed or determinable and collection is deemed probable by management.

     Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

COST OF REVENUE

     Cost of product license revenue consists of royalties for third-party technology, cost of technical support, primarily salaries for consulting and training including cost of services provided by third-party consultants engaged by the Company, and offer costs directly attributable to supporting the
                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

Company's product and customers. Cost of services revenue consists of cost of services, primarily for consulting and customer support personnel.

RESEARCH AND SOFTWARE DEVELOPMENT COSTS

     Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. Software development costs subject to capitalization during 1998 and 1999 were not significant.

     On January 1, 1999, the Company adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, the Company's policy is to capitalize costs associated with the development and implementation of its operating systems, including internally and externally developed software. Internal costs eligible for capitalization under SOP 98-1 of $148,085 were capitalized in 1999. These costs are being amortized over 24 months. Amortization expense for the year ended December 31, 1999 was $12,340.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts to the extent that the exercise prices are less than the fair market value of the Company's common stock at the date of grant. The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (See Note 8 to Notes to Consolidated Financial Statements). Stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

COMPREHENSIVE LOSS

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. SFAS No. 130 requires that financial statements include the reporting of "comprehensive loss." Comprehensive loss is comprised of two components: net loss and other comprehensive loss, with other comprehensive loss being generally comprised of foreign currency translation items and unrealized gains and losses on certain investments in debt and equity securities. During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the Company had no other comprehensive loss items which were material to its financial position or results of operations.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

ADVERTISING COSTS

     The Company expenses advertising costs as they are incurred. During the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, advertising expense totaled $40,538, $63,555, $53,864 and $125,521, respectively.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements and related notes as of June 30, 2000 and for the six month periods ended June 30, 1999 and 2000 are unaudited. In the opinion of the Company's management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for these interim periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations for the year ending December 31, 2000.

PRO FORMA BALANCE SHEET (UNAUDITED)

     Upon the closing of the Company's initial public offering, all of the outstanding shares of the Company's Series A, B, B-1, C and D Redeemable Convertible Preferred Stock will automatically convert on a 1-for-1 basis into shares of the Company's common stock (11,859,921 shares in the aggregate as of June 30, 2000), assuming an offering price of greater than $10.45 per share and at least $20,000,000 of net proceeds to the Company in the aggregate. The unaudited pro forma balance sheet illustrates this conversion as if it had occurred on June 30, 2000.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period, which excludes shares of restricted common stock subject to repurchase. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if dilutive.

RISKS AND UNCERTAINTIES

     The Company operates in one segment, has only one product and is subject to a number of risks similar to other companies in the industry, including but not limited to, rapid technology change, uncertainty of market acceptance of its product, competition from substitute products and larger companies, protection of proprietary technology, ability to scale up its operations to support additional users of its service, the need to obtain additional financing to support growth, and dependence on third parties and key individuals. The Company's revenue is primarily derived from customers based in the United States.

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. At December 31, 1998 and 1999, the Company had cash balances at certain financial institutions in
                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

excess of federally insured limits; however, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

     The Company anticipates a substantial increase in its capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. The Company believes that existing cash, cash equivalents and short-term investments, together with the net proceeds of this offering, will be sufficient to meet the Company's anticipated cash need for working capital and capital expenditures for planned expansion for at least the next 12 months. However, the Company may need to raise additional funds in the next 12 months or in the future to support more rapid expansion of the Company's sales force, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If the Company seeks to raise additional funds, the Company may not be able to obtain funds on terms which are favorable or acceptable to the Company. If the Company raises additional funds through the issuance of equity securities, the percentage ownership of its stockholders would be reduced. Furthermore, these securities may have rights, preferences or privileges senior to the Company's common stock.

     One customer accounted for 27% of accounts receivable at December 31, 1998. No one customer accounted for more than 10% of accounts receivable at December 31, 1999. Each of two customers accounted for 38% and 12% of accounts receivable at June 30, 2000. The Company performs ongoing credit evaluations of its customers; however, collateral is not required. The Company maintains reserves for credit losses that, in the aggregate, have not exceeded management's expectations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could materially differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25," ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events if they had occurred after either December 15, 1998 or January 12, 2000. The Company does not expect its application to have a material impact on its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," ("SAB 101") which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC deferred the implementation date of SAB 101 so that it will not apply to financial statements until the fourth fiscal quarter of fiscal years commencing after December 15, 1999. The Company believes it is currently in compliance with the bulletin.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133 to apply to fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material impact on its consolidated financial statements.

3. NET LOSS PER SHARE

     The following potential common shares were excluded from the calculation of diluted net loss per share for all periods presented since their inclusion would be antidilutive:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1997         1998          1999
                                                   ---------    ---------    ----------
Redeemable convertible preferred stock...........  6,416,065    7,666,065    10,902,983
Stock options....................................  1,761,003    2,208,683     2,253,462

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock, as if the shares had converted as of the beginning of the applicable period or, if later, the time the shares were issued. Pro forma basic and diluted net loss per share is also calculated assuming the termination of repurchase rights as if such repurchase rights on restricted stock (see footnote 7) had terminated at the time the shares were issued.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

     The following is a calculation of net loss per share and pro forma net loss per share:

                                                                                SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                    JUNE 30,
                                 ---------------------------------------   --------------------------
                                    1997          1998          1999          1999           2000
                                 -----------   -----------   -----------   -----------   ------------
Numerator:
  Net loss.....................  $(4,037,213)  $(6,298,162)  $(9,842,205)  $(4,428,699)  $(14,115,625)
                                 -----------   -----------   -----------   -----------   ------------
Denominator:
Historical
  Weighted average common
     shares outstanding........    2,940,487     2,987,058     3,132,671     3,052,013      4,328,978
  Weighted average common
     shares outstanding subject
     to repurchase.............   (1,828,985)   (1,237,895)     (602,076)     (749,803)      (316,806)
                                 -----------   -----------   -----------   -----------   ------------
  Denominator for basic and
     diluted calculation.......    1,111,502     1,749,163     2,530,595     2,302,210      4,012,172
                                 ===========   ===========   ===========   ===========   ============
  Basic and diluted net loss
     per share.................  $     (3.63)  $     (3.60)  $     (3.89)  $     (1.92)  $      (3.52)
                                 ===========   ===========   ===========   ===========   ============
Pro Forma (unaudited):
  Historical weighted average
     common shares
     outstanding...............                                2,530,595                    4,012,172
  Weighted average number of
     shares with assumed
     conversion of redeemable
     preferred stock and
     expiration of repurchase
     rights....................                                9,222,225                   14,968,003
                                                             -----------                 ------------
  Shares used in computing pro
     forma basic and diluted
     net loss per share........                               11,752,820                   18,980,175
                                                             ===========                 ============
  Pro forma basic and diluted
     net loss per share........                              $     (0.84)                $      (0.74)
                                                             ===========                 ============

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1999
                                                              --------    ----------
Computer equipment, purchased software and internally
  developed software........................................  $656,931    $1,349,898
Office equipment............................................    54,588       109,762
Furniture and fixtures......................................   125,793       243,381
Leasehold improvements......................................    15,206        33,842
                                                              --------    ----------
                                                               852,518     1,736,883
Less -- accumulated depreciation............................   367,678       694,433
                                                              --------    ----------
                                                              $484,840    $1,042,450
                                                              ========    ==========

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

     Depreciation and amortization expense was $114,073, $235,123, $327,865 and $361,454 for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively.

5. LINE OF CREDIT

     In October 1996, the Company entered into an agreement with a bank that established a line of credit which enabled the Company to borrow up to $400,000 for purchases of fixed assets ("Fixed Asset Borrowings") and for working capital purposes ("Working Capital Borrowings"), subject to certain limitations. All borrowings under the line of credit were collateralized by all of the Company's assets and accrued interest at the bank's prime rate plus 1% (8.75% at December 31, 1998).

     The Company's ability to make Fixed Asset Borrowings under the line of credit expired in April 1997. No Working Capital Borrowings were made under the line of credit and the Company's ability to make such borrowings expired in April 1998. Fixed Asset Borrowings outstanding at December 31, 1998 of $37,430 were repaid in full during the first quarter of 1999.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In April 2000, the Company sold 956,938 shares of Series D Redeemable Convertible Preferred Stock ("Series D preferred stock") to a strategic investor in exchange for approximately $10,000,000 in cash. During the six months ended June 30, 2000, the Company recorded revenue of $350,667 from this strategic investor. Deferred revenue related to this strategic investor was $2,866,821 at June 30, 2000. At June 30, 2000, Series A redeemable convertible preferred stock ("Series A Preferred Stock"), Series B redeemable convertible preferred stock ("Series B Preferred Stock"), Series B-1 redeemable convertible preferred stock ("Series B-1 Preferred Stock"), Series C redeemable convertible preferred stock ("Series C Preferred Stock") and Series D redeemable convertible preferred stock ("Series D Preferred Stock") have the following characteristics (collectively, "Redeemable Convertible Preferred Stock"):

REDEMPTION

     The Series A, Series B, Series B-1, Series C and Series D Preferred Stock are redeemable at the request of 55% of the holders of Series A, Series B, Series B-1 and Series C preferred stock, voting as a single class, beginning on September 13, 2004 at per share prices of $1.00, $2.35, $2.80, $4.80 and $10.45, respectively, plus all declared but unpaid dividends, as of June 30, 2000 as follows:

                                                      PRINCIPAL
                                                     REDEMPTION
YEAR                                                   AMOUNT
----                                                 -----------
2004...............................................  $13,100,736
2005...............................................   13,100,736
2006...............................................   13,100,736
                                                     -----------
                                                     $39,302,208
                                                     ===========

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

CONVERSION

     Each share of Series A, Series B, Series B-1, Series C and Series D Preferred Stock is convertible at any time at the option of the holder into shares of common stock at a ratio of one share of common stock for each share of Series A, Series B, Series B-1, Series C or Series D Preferred Stock, subject to certain anti-dilution adjustments. All shares of Series A, Series B, Series B-1 or Series C Preferred Stock will automatically convert to shares of common stock upon the closing of a public offering of the Company's common stock involving aggregate net proceeds to the Company of at least $20,000,000 and a per share price of not less than $9.60. All shares of Series D Preferred Stock will automatically convert to shares of common stock upon the closing of a public offering of the Company's common stock involving aggregate net proceeds to the Company of at least $20,000,000 and a per share price of not less than $10.45.

     At June 30, 2000, the Company has reserved 11,859,921 shares of common stock for issuance upon the conversion of the Series A, Series B, Series B-1, Series C and Series D Preferred Stock.

DIVIDENDS RIGHTS

     Holders of Redeemable Convertible Preferred Stock are entitled to receive dividends only when and if declared by the Board of Directors but must be paid on redemption, liquidation or a sale of the company. No dividends have been declared or paid by the Company on Redeemable Convertible Preferred Stock through June 30, 2000.

LIQUIDATION, DISSOLUTION OR WINDING-UP OF THE COMPANY

     In the event of any liquidation, dissolution, or winding-up of the Company, the holders of the Redeemable Convertible Preferred Stock will be entitled to receive, in preference to the holders of the common stock, an amount per share equal to the greater of (i) $1.00, $2.35, $2.80, $4.80 and $10.45 for Series A, Series B, Series B-1, Series C and Series D Preferred Stock, respectively, plus any declared but unpaid dividends thereon, subject to certain anti-dilution adjustments, or (ii) such amount per share as would have been payable had the shares been converted into common stock immediately prior to such liquidation, dissolution or winding-up of the Company.

     If the remaining assets of the Company are insufficient to pay the Redeemable Convertible Preferred Stockholders the full amount to which they are entitled, the stockholders shall share ratably in any distribution of the remaining assets in proportion to the respective amounts which would otherwise by payable if all amounts payable were paid in full. Any assets remaining after the initial distribution to the holders of the Redeemable Convertible Preferred Stock shall be available for distribution ratably among the Company's common stockholders.

VOTING RIGHTS

     Each holder of the Redeemable Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

7. COMMON STOCK

     Each share of common stock entitles the holders to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends only when and if declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Redeemable Convertible Preferred Stock.

RESTRICTED STOCK

     During 1996, the Company issued 2,930,234 shares of common stock which are subject to certain resale restrictions. These restrictions provide the Company with the option to repurchase, at a price of $.01 per share, any or all unvested shares of common stock held by either of the Company's founders in the event of voluntary resignation or termination of their employment by the Company. The number of shares that may be repurchased by the Company upon termination is reduced ratably over a four-year period, which began in July 1996. At December 31, 1999, an aggregate of 341,830 shares of the Company's common stock are subject to repurchase under the aforementioned stock restriction arrangements.

     In the event of a closing of a fully underwritten initial public offering of the Company's common stock or a sale of the Company, as defined, all stock repurchase rights will terminate immediately.

8. 1996 STOCK PLAN

     During 1996, the Company adopted the 1996 Stock Plan (the "1996 Plan"). As amended, the 1996 Plan provides for the issuance of up to 3,709,302 shares of the Company's common stock pursuant to the exercise of incentive and nonqualified stock options granted to management, other key employees, consultants and directors of the Company. The exercise price of each stock option issued under the 1996 Plan is specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of the Company's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant and for a term not to exceed five years. Options typically vest either over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grants.

     In March 2000, the Company's Board of Directors approved an increase in the number of shares provided for issuance under the 1996 Plan to 5,284,302.

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, deferred compensation cost for restricted stock awards and stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

     Had the value of options granted to employees been measured using the fair value method prescribed by SFAS 123, the Company's net loss would have been as indicated below. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
                                                   1997           1998            1999
                                                -----------    -----------    ------------
Net loss available to common stockholders:
  As reported.................................  $(4,037,213)   $(6,298,162)   $ (9,842,205)
  Pro forma...................................   (4,044,085)    (6,351,524)    (10,466,929)
Basic and diluted net loss per common share:
  As reported.................................  $     (3.63)   $     (3.60)   $      (3.89)
  Pro forma...................................        (3.64)         (3.63)          (4.14)

     The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used to value grants made during the years ended December 31, 1997, 1998 and 1999, respectively: a dividend yield and volatility of 0.001% for all years; weighted-average risk free interest rate of 6.4%, 5.3% and 5.8%, respectively; and an expected option term of 8, 7 and 6 years, respectively.

     Activity under the 1996 Plan during the years ended December 31, 1997, 1998 and 1999 is summarized as follows:

                                      1997                   1998                   1999
                              --------------------   --------------------   --------------------
                                          WEIGHTED               WEIGHTED               WEIGHTED
                                          AVERAGE                AVERAGE                AVERAGE
                              NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                              ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  year......................    870,150    $0.02     1,761,003    $0.11     2,208,683    $0.17
  Granted...................    971,853     0.18       836,680     0.30       996,872     0.74
  Exercised.................         --       --       (87,810)    0.13      (624,496)    0.09
  Canceled..................    (81,000)    0.02      (301,190)    0.16      (327,597)    0.33
                              ---------              ---------              ---------
  Outstanding at end of
     year...................  1,761,003    $0.11     2,208,683    $0.17     2,253,462    $0.43
                              =========              =========              =========
  Weighted average fair
     value of options
     granted during the
     year...................               $0.07                  $1.17                  $4.26

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

     The following table summarizes information about stock options outstanding under the 1996 Plan at December 31, 1999:

                               OPTIONS OUTSTANDING
                -------------------------------------------------
                                                 WEIGHTED AVERAGE        OPTIONS EXERCISABLE
                                                    REMAINING       ------------------------------
                  NUMBER      WEIGHTED AVERAGE   CONTRACTUAL LIFE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICE  OUTSTANDING    EXERCISE PRICE       (IN YEARS)      EXERCISABLE    EXERCISE PRICE
--------------  -----------   ----------------   ----------------   -----------   ----------------
    $0.02          299,559         $0.02               6.7             18,229          $0.02
    0.10           232,625          0.10               7.3            147,605           0.10
    0.25           547,998          0.25               8.0            217,003           0.25
    0.35           715,730          0.35               9.1            135,619           0.35
    0.75           182,300          0.75               9.8              2,608           0.75
    1.50           275,250          1.50               9.9                 --             --
                 ---------                                            -------
$0.02 - $1.50    2,253,462         $0.43               8.1            521,064          $0.23
                 =========                                            =======

     During 1998, the Company recorded $925,489 in stock-based compensation for options to purchase common stock granted at exercise prices subsequently determined to be below fair value of the common stock. Compensation expense of $21,842 was recognized during 1998.

     During 1999, the Company recorded $3,742,976 in stock-based compensation for options to purchase common stock granted at exercise prices subsequently determined to be below the fair value of common stock. Compensation expense of $574,779 was recognized during 1999.

     The Company recorded equity related expense totaling $133,750, $33,350, $18,084 and $194,136 related to stock options granted to certain non-employee consultants during the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively.

     At December 31, 1999, a total of 2,253,462 shares of common stock were reserved for issuance upon exercise of the options under the 1996 Plan and 743,534 options were available for future grant.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

9. INCOME TAXES

     Deferred tax assets (liabilities) consist of the following:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
Deferred tax asset:
  Net operating loss carryforwards..........................  $ 4,184,650    $ 7,493,674
  Research and development tax credits......................      364,128        464,230
  Stock-based compensation..................................       67,110        297,022
  Bad debt reserve..........................................       25,600        110,000
  Deferred revenue..........................................       73,500        401,400
  Accrued expenses..........................................       44,544         23,120
  Depreciation and amortization.............................       25,876         14,330
                                                              -----------    -----------
  Gross deferred tax assets.................................    4,785,408      8,803,776
  Less: valuation allowance.................................   (4,785,408)    (8,803,776)
                                                              -----------    -----------
       Total net deferred tax assets........................  $        --    $        --
                                                              ===========    ===========

     The Company has provided a full valuation allowance for its net deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

     At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $14,600,000 and $14,400,000, respectively, available to reduce future taxable income and federal and state research and development credit carryforwards of approximately $350,000 and $180,000, respectively, available to reduce future tax liabilities. If not utilized, these credits and carryforwards will expire between 2001 and 2019.

     The reconciliation of the statutory federal tax rate to the Company's actual rate is as follows:

                                                              1997     1998     1999
                                                              -----    -----    -----
Income tax benefit computed at the federal statutory rate...  (34.0)%  (34.0)%  (34.0)%
Permanent items.............................................     --      0.1      0.1
State income taxes, net of federal benefit..................   (7.0)    (6.9)    (5.9)
Research and development credit generated...................   (2.4)    (1.9)    (1.0)
Increase in valuation allowance.............................   43.4     42.7     40.8
                                                              -----    -----    -----
                                                                 --%      --%      --%
                                                              =====    =====    =====

     Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforward which could be utilized annually to offset future taxable income and taxes payable. The amount of this annual limitation is determined based upon the Company's value prior to an ownership change.

                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

10. BENEFIT PLAN

  401(k) Savings Plan

     The Company has established a retirement savings plan under section 401(k) of the U.S. Internal Revenue Code (the "401(k) Plan"). The 401(k) plan covers substantially all U.S. based employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the 401(k) Plan may be made at the discretion of the Company. The Company has not made any contributions to the 401(k) Plan for the years ended December 31, 1997, 1998 and 1999.

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its office space under various noncancelable operating leases. In June 2000, the Company entered into a new facility lease for its corporate headquarters which expires in June 2005. The approximate future minimum payments under this new facility lease as of December 31, 1999 are as follows:

YEAR
----
2000................................................  $  901,528
2001................................................   1,244,249
2002................................................   1,278,815
2003................................................   1,292,352
2004................................................   1,316,385
                                                      ----------
                                                      $6,033,329
                                                      ==========

     Total rent expense under operating leases was $153,599, $220,591 and $327,110 for the years ended December 31, 1997, 1998 and 1999, respectively.

12. SUBSEQUENT EVENTS

     In July 2000, the Company sold an additional 1,052,633 shares of Series D Preferred Stock to investors for proceeds of approximately $11,000,000 in cash (see note 6 to Notes to Consolidated Financial Statements). In connection with this offering, the Company granted pro rata redemption rights to holders of its Series D Preferred Stock, although such holders are not entitled to vote on whether the Company's preferred stock is redeemed.

     In September 2000, the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan were adopted by the Board of Directors and are subject to stockholder approval. A total of 2,500,000 and 450,000 shares of common stock has been initially authorized for issuance under the stock option and incentive plan and the employee stock purchase plan, respectively.

     In September 2000, the Company entered into two one-year lines of credit with Fleet Bank. The first line is a $1.5 million working capital line for which the borrowing capacity is based on 80% of the Company's eligible domestic accounts receivable, the interest rate is 0.25% above the prime rate
                             eROOM TECHNOLOGY, INC.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 2000 IS UNAUDITED)

and a commitment fee is applicable. The second line is a $1.5 million equipment acquisition line for which the interest rate is 0.75% above the prime rate. These loans are secured by all of the Company's assets except the Company's intellectual property, which is only subject to a negative pledge. In addition, in connection with these loans the Company has agreed to keep its tangible net worth and quick ratio, as defined in the loan documents, at specified levels. The Company has also agreed to limitations on its ability to incur indebtedness, make investments and acquisitions and buy back, or pay cash dividends on, its capital stock.

                                     * * *

PROSPECTUS
                                                                            LOGO

                                  [EROOM LOGO]

                                           Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                                    SG COWEN
                                 WIT SOUNDVIEW
--------------------------------------------------------------------------------

UNTIL              , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL, OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              [Inside Back Cover]


[NOTE: THE FOLLOWING SCREEN SHOTS ARE FROM VERSION 5.0 OF OUR EROOM SOFTWARE APPLICATION. THIS PRODUCT IS CURRENTLY BEING TESTED AT CUSTOMER SITES AND IS SCHEDULED FOR COMMERCIAL RELEASE WITHIN THE NEXT TWO QUARTERS.

     A computer screen shot showing the proposal development page of a sample eRoom digital workplace.

     A computer screen shot showing a discussion page of a sample eRoom digital workplace.

     A computer screen shot showing the calendar page of a sample eRoom digital workplace.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts are estimates except for the SEC registration fee.

SEC registration fee........................................  $18,480
Nasdaq National Market listing fee..........................        *
NASD filing fee.............................................    7,500
Blue sky qualification fees and expenses....................   12,000
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                              -------
Total.......................................................        *
                                                              =======

-------------------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Delaware law, the Registrant's Sixth Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to the Registrant or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Sixth Amended and Restated Certificate of Incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant maintains a policy of directors and officers insurance that provides insurance against certain expenses and liabilities which may be incurred by directors and officers.

     The Underwriting Agreement (Exhibit 1.01) will provide for indemnification by the underwriters of the Registrant, its directors, its officers who sign the registration statement, and the Registrant's controlling persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years, the Registrant has sold or issued the following unregistered securities:

     (a) Issuance of Capital Stock

     In May 1997, the Registrant issued and sold an aggregate of 65,000 shares of series A convertible preferred stock for an aggregate of $65,000.

     In August 1997, the Registrant issued and sold an aggregate of 2,851,065 shares of series B convertible preferred stock for an aggregate of $6,700,002.75.

     In August 1998, the Registrant issued and sold an aggregate of 1,250,000 shares of series B-1 convertible preferred stock for an aggregate of $3,500,000.

     In September 1999, the Registrant issued and sold an aggregate of 3,132,751 shares of series C convertible preferred stock for an aggregate of $15,037,204.80.

     In October 1999, the Registrant issued and sold an aggregate of 104,167 shares of series C convertible preferred stock for an aggregate of $500,001.60.

     In April 2000, the Registrant issued and sold an aggregate of 956,938 shares of series D convertible preferred stock for an aggregate of $10,000,002.10.

     In July 2000, the Registrant issued and sold an aggregate of 1,052,633 shares of series D convertible preferred stock for an aggregate of $11,000,014.85.

     Each share of the Registrant's series A, series B, series B-1, series C and series D convertible preferred stock will automatically convert into one share of common stock upon the closing of this offering.

     (b) Exercises of Stock Options

     Since inception, the Registrant granted options to purchase 5,603,555 shares of common stock at exercise prices ranging from $0.02 to $4.50. Registrant issued 1,894,457 shares of common stock pursuant to exercise of employee options.

     The foregoing sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock and shares of common stock issued upon the exercise of such options, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of exhibits filed as a part of this registration statement.

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    1.01*     Form of Underwriting Agreement
    3.01      Fifth Amended and Restated Certificate of Incorporation of
              Registrant
    3.02      Certificate of Amendment of Fifth Amended and Restated
              Certificate of Incorporation of Registrant
    3.03      Sixth Amended and Restated Certificate of Incorporation of
              Registrant (to be effective as of the closing of the
              offering)
    3.04      By-Laws of the Registrant
    3.05      Amended and Restated By-Laws of the Registrant (to be
              effective as of the closing of the offering)
    4.01*     Specimen Certificate for shares of Common Stock of
              Registrant

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    4.02      Description of Capital Stock (contained in the Sixth Amended and Restated Certificate of Incorporation filed as Exhibit
              3.03)
    5.01*     Legal Opinion of Testa, Hurwitz & Thibeault, LLP
   10.01      1996 Stock Plan
   10.02      2000 Stock Option and Incentive Plan (to be effective as of the closing of the offering)
   10.03      2000 Employee Stock Purchase Plan (to be effective as of the closing of the offering)
   10.04      Non-Qualified Stock Option Agreement between the Registrant and Jeffrey R. Beir dated January 19, 2000
   10.05      Non-Qualified Stock Option Agreement between the Registrant and R. Pito Salas dated January 19, 2000
   10.06      Non-Qualified Stock Option and Stock Repurchase Agreement
              between the Registrant and Robert L. Lentz dated February
              18, 2000
   10.07      Non-Qualified Stock Option Agreement between the Registrant and David A. Litwack dated July 14, 2000
   10.08      Non-Qualified Stock Option Agreement between the Registrant and Thomas F. Bogan dated July 14, 2000
   10.09      Severance Letter between the Registrant and Robert L. Lentz dated September 6, 2000
   10.10      Non-Qualified Stock Option and Stock Repurchase Agreement
              between the Registrant and Ralph Breslauer dated July 19,
              2000.
   10.11      Fourth Amended and Restated Investor Rights Agreement dated as of April 20, 2000
   10.12      Amendment No. 1 to Fourth Amended and Restated Investor
              Rights Agreement dated as of July 14, 2000
   10.13      Third Amendment and Restatement of Lease between Registrant and Koll Bren Fund V, L.P. dated as of June 28, 2000
   10.14*     License Software Agreement between the Registrant and Ford
              Motor Company dated March 15, 2000
   10.15*     Commercial Application Partner Agreement between the
              Registrant and Sybase, Inc. dated July 31, 1997
   10.16*     Adaptive Server Anywhere Master Disk Addendum to the
              Commercial Application Partner Agreement between the
              Registrant and Sybase, Inc. dated March 28, 2000
   10.17*     Credit Agreement by and between the Registrant and Fleet
              National Bank dated as of September 22, 2000
   10.18*     Revolving Credit Note from the Registrant in favor of Fleet
              National Bank
   10.19*     Equipment Note from the Registrant in favor of Fleet
              National Bank
   10.20*     Security Agreement by and between the Registrant and Fleet
              National Bank dated as of September 22, 2000
   21.01      List of Subsidiaries
   23.01*     Consent of Testa, Hurwitz & Thibeault, LLP (contained in
              Exhibit 5.01)
   23.02      Consent of PricewaterhouseCoopers LLP

EXHIBIT NO.                             EXHIBIT
-----------                             -------
   24.01      Power of Attorney (contained on pg. II-6)
   27.01      Financial Data Schedule

-------------------------
 * To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will governed by the final adjudication of such issue.

     The undersigned registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on the 2nd day of October, 2000.

                                          eROOM TECHNOLOGY, INC.

                                          By:      /s/ JEFFREY R. BEIR
                                            ------------------------------------
                                              Jeffrey R. Beir
                                              President and Chief Executive
                                          Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN AND WOMEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeffrey R. Beir and Robert L. Lentz, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any related registration statement filed pursuant to Rule 462 promulgated pursuant to the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                /s/ JEFFREY R. BEIR                  President, Chief Executive      October 2, 2000
---------------------------------------------------    Officer and Director
                  Jeffrey R. Beir                      (principal executive
                                                       officer)

                /s/ ROBERT L. LENTZ                  Senior Vice President of        October 2, 2000
---------------------------------------------------    Finance, Chief Financial
                  Robert L. Lentz                      Officer, Treasurer and
                                                       Assistant Secretary
                                                       (principal financial and
                                                       accounting officer)

              /s/ TIMOTHY A. BARROWS                 Director                        October 2, 2000
---------------------------------------------------
                Timothy A. Barrows

                /s/ THOMAS F. BOGAN                  Director                        October 2, 2000
---------------------------------------------------
                  Thomas F. Bogan

                /s/ RICHARD D'AMORE                  Director                        October 2, 2000
---------------------------------------------------
                  Richard D'Amore

               /s/ DAVID A. LITWACK                  Director                        October 2, 2000
---------------------------------------------------
                 David A. Litwack

                 /s/ RONALD NORDIN                   Director                        October 2, 2000
---------------------------------------------------
                   Ronald Nordin

                 /s/ R. PITO SALAS                   Director                        October 2, 2000
---------------------------------------------------
                   R. Pito Salas

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    1.01*     Form of Underwriting Agreement
    3.01      Fifth Amended and Restated Certificate of Incorporation of
              Registrant
    3.02      Certificate of Amendment of Fifth Amended and Restated
              Certificate of Incorporation of Registrant
    3.03      Sixth Amended and Restated Certificate of Incorporation of
              Registrant (to be effective as of the closing of the
              offering)
    3.04      By-Laws of the Registrant
    3.05      Amended and Restated By-Laws of the Registrant (to be
              effective as of the closing of the offering)
    4.01*     Specimen Certificate for shares of Common Stock of
              Registrant
    4.02      Description of Capital Stock (contained in the Sixth Amended and Restated Certificate of Incorporation filed as Exhibit
              3.03)
    5.01*     Legal Opinion of Testa, Hurwitz & Thibeault, LLP
   10.01      1996 Stock Plan
   10.02      2000 Stock Option and Incentive Plan (to be effective as of the closing of the offering)
   10.03      2000 Employee Stock Purchase Plan (to be effective as of the closing of the offering)
   10.04      Non-Qualified Stock Option Agreement between the Registrant and Jeffrey R. Beir dated January 19, 2000
   10.05      Non-Qualified Stock Option Agreement between the Registrant and R. Pito Salas dated January 19, 2000
   10.06      Non-Qualified Stock Option and Stock Repurchase Agreement
              between the Registrant and Robert L. Lentz dated February
              18, 2000
   10.07      Non-Qualified Stock Option Agreement between the Registrant and David A. Litwack dated July 14, 2000
   10.08      Non-Qualified Stock Option Agreement between the Registrant and Thomas F. Bogan dated July 14, 2000
   10.09      Severance Letter between the Registrant and Robert L. Lentz dated September 6, 2000
   10.10      Non-Qualified Stock Option and Stock Repurchase Agreement
              between the Registrant and Ralph Breslauer dated July 19,
              2000
   10.11      Fourth Amended and Restated Investor Rights Agreement dated as of April 20, 2000
   10.12      Amendment No. 1 to Fourth Amended and Restated Investor
              Rights Agreement dated as of July 14, 2000
   10.13      Third Amendment and Restatement of Lease between Registrant and Koll Bren Fund V, L.P. dated as of June 28, 2000
   10.14*     License Software Agreement between the Registrant and Ford
              Motor Company dated March 15, 2000
   10.15*     Commercial Application Partner Agreement between the
              Registrant and Sybase, Inc. dated July 31, 1997

EXHIBIT NO.                             EXHIBIT
-----------                             -------
   10.16*     Adaptive Server Anywhere Master Disk Addendum to the
              Commercial Application Partner Agreement between the
              Registrant and Sybase, Inc. dated March 28, 2000
   10.17*     Credit Agreement by and between the Registrant and Fleet
              National Bank dated as of September 22, 2000
   10.18*     Revolving Credit Note from the Registrant in favor of Fleet
              National Bank
   10.19*     Equipment Note from the Registrant in favor of Fleet
              National Bank
   10.20*     Security Agreement by and between the Registrant and Fleet
              National Bank dated as of September 22, 2000
   21.01      List of Subsidiaries
   23.01*     Consent of Testa, Hurwitz & Thibeault, LLP (contained in
              Exhibit 5.01)
   23.02      Consent of PricewaterhouseCoopers LLP
   24.01      Power of Attorney (contained on pg. II-6)
   27.01      Financial Data Schedule

-------------------------
 * To be filed by amendment.